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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARCH CAPITAL GROUP LTD.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 27, 2012

Dear Shareholder:

        I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on May 9, 2012, at 9:00 a.m. (local time), at the Tucker's Point Hotel, 60 Tucker's Point Drive, Hamilton Parish HS02, Bermuda. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.

        We are pleased to take advantage of the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the internet. On or about March 30, 2012, we expect to mail a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of March 12, 2012. This Notice will contain instructions on how to access our proxy statement and 2011 Annual Report to Shareholders and how to vote on the internet.

        The Notice of Internet Availability of Proxy Materials will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the internet, a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

        Your vote is very important.    Whether or not you plan to attend the meeting, we urge you to submit your proxy over the internet or by toll-free telephone number, as described in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Sincerely,

Constantine Iordanou Chairman of the Board, President and Chief Executive Officer

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. (the "Company") will be held on May 9, 2012, at 9:00 a.m. (local time), at the Tucker's Point Hotel, 60 Tucker's Point Drive, Hamilton Parish HS02, Bermuda, for the following purposes:

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  PROPOSAL 1:    To elect four Class II Directors to serve for a term of three years or until their respective successors are elected and qualified.

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  PROPOSAL 2:    To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws.

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  PROPOSAL 3:    To approve our 2012 Long Term Incentive and Share Award Plan.

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  PROPOSAL 4:    To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

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  PROPOSAL 5:    Advisory vote to approve named executive officer compensation.

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  PROPOSAL 6:    To conduct other business if properly raised.

        Only shareholders of record as of the close of business on March 12, 2012 may vote at the meeting.

        Our audited financial statements for the year ended December 31, 2011, as approved by our Board of Directors, will be presented at this annual general meeting.

        Your vote is very important. Whether or not you plan to attend the annual general meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to submit your proxy, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled "The Annual General Meeting" of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

        This proxy statement and accompanying form of proxy are dated March 27, 2012 and, together with our 2011 Annual Report to Shareholders, are first being made available to shareholders on or about March 30, 2012.

Dawna Ferguson Secretary
Hamilton, Bermuda March 27, 2012

THE ANNUAL GENERAL MEETING

        We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.

 Internet Availability of Proxy Materials

        Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on May 9, 2012: this proxy statement and 2011 Annual Report to Shareholders are available at: www.proxyvote.com.

        We are furnishing proxy materials to our shareholders primarily via the internet. On or about March 30, 2012, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2011 Annual Report to Shareholders. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the internet or by telephone.

        Internet distribution of our proxy materials is intended to expedite receipt by shareholders, reduce the cost of the annual meeting, and conserve natural resources. However, if you would like to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability.

Time and Place

        The annual general meeting of Arch Capital Group Ltd. ("ACGL," "we," or the "Company") will be held at 9:00 a.m. (local time) on May 9, 2012 at the Tucker's Point Hotel, 60 Tucker's Point Drive, Hamilton Parish HS02, Bermuda.

Record Date; Voting at the Annual General Meeting

        Our Board of Directors has fixed the close of business on March 12, 2012 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 135,420,600 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 524 holders of record and approximately 22,200 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by proxy submitted by mail, telephone or internet, on each proposal put forth at the annual general meeting. Only holders of the Company's common shares may vote at the annual general meeting. The Company's outstanding preferred shares have no voting rights (except in very limited circumstances which do not currently apply).

Limitation on Voting Under Our Bye-Laws

        Under our bye-laws, if the votes conferred by shares of the Company, directly or indirectly or constructively owned (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) by any U.S. person (as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares that may be attributed to that person under the Code.

        Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board of Directors may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.

        In order to implement our bye-laws, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval

        The presence of two or more persons representing, in person or by proxy, including proxies properly submitted by mail, telephone or internet, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast and Proposal 5 is advisory and does not have a required vote.

        An automated system administered by our distribution and tabulation agent will tabulate votes cast by proxy at the annual general meeting, and our inspector will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions will be considered in determining the number of votes necessary for Proposals 2, 3 and 4.

        Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Voting and Revocation of Proxies

        All shareholders should follow the instructions on the Notice of Internet Availability to access and submit your proxy through the internet or by telephone or, if you received printed proxy materials, complete, sign, date and return the enclosed proxy card. All shares represented at the annual general meeting by proxies, including proxies properly submitted by mail, telephone or internet, received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be in accordance with the recommendation of the Board of Directors with respect to each of the proposals described in this proxy statement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

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  filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, including proxies properly submitted by mail, telephone or internet; or

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  attending the annual general meeting and voting in person.

        In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Wessex House, 5th Floor, 45 Reid Street, Hamilton HM 12, Bermuda, facsimile: (441) 278-9255, Attention: Secretary.

Solicitation of Proxies

        Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.

        We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $7,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards. Please contact MacKenzie Partners at 800-322-2885 with any questions you may have regarding our proposals.

Other Matters

        Our audited financial statements for the year ended December 31, 2011, as approved by our Board of Directors, will be presented at this annual general meeting.

        As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of our Board of Directors or otherwise in their judgment.

Principal Executive Offices

        Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 5th Floor, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors of ACGL is comprised of eleven members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Eric W. Doppstadt, Constantine Iordanou, James J. Meenaghan and John M. Pasquesi whose present terms expire this year, to serve as Class II Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board of Directors.

        Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

        Set forth below is information regarding the nominees for election:

Name	Age	Position
Eric W. Doppstadt	52	Class II Director of ACGL
Constantine Iordanou	62	Chairman of the Board, President and Chief Executive Officer of ACGL and Class II Director of ACGL
James J. Meenaghan	73	Class II Director of ACGL
John M. Pasquesi	52	Class II Director of ACGL

        Eric W. Doppstadt has been a director of the Company since November 2010. Mr. Doppstadt serves as vice president and chief investment officer of the Ford Foundation. Mr. Doppstadt has been with the Ford Foundation for over 20 years, most recently as director of private equity investments for the foundation's endowment. He joined the Ford Foundation in 1989 as resident counsel, later assuming senior positions managing the Ford's alternative investment portfolio. He has also served on the investment advisory boards of numerous private equity and venture capital funds, including Andreesen Horowitz, Clayton Dubilier & Rice, Flexpoint Partners, LLC, and NorthBridge Ventures. Mr. Doppstadt holds the Chartered Financial Analyst designation from the CFA Institute. He holds an A.B. degree from The University of Chicago and a J.D. from New York University School of Law. Mr. Doppstadt was recommended to our nominating committee by non-management/independent directors. Mr. Doppstadt's qualifications for service on our Board include his extensive investment experience and investment management skills.

        Constantine Iordanou has been chairman of the board of ACGL since November 6, 2009 and president and chief executive officer of ACGL since August 2003. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University. Mr. Iordanou's qualifications for service on our Board include his extensive leadership, executive management and operating experience in the insurance industry, his in-depth knowledge of our operations and service on boards of directors of other companies.

        James J. Meenaghan has been a director of ACGL since October 2001. From October 1986 until his retirement in 1992, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as president and chief executive officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman's Fund Insurance Company, including president and chief operating officer and vice chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University. Mr. Meenaghan's qualifications for service on our Board include his broad management and operating experience in the insurance industry and service on boards of directors of other companies.

        John M. Pasquesi has been vice chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business. Mr. Pasquesi's qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

Required Vote

        A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class II Directors of ACGL.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

 Continuing Directors and Senior Management

        The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
Wolfe "Bill" H. Bragin	67	Class III Director of ACGL	2013
John L. Bunce, Jr.	53	Class III Director of ACGL	2013
Kewsong Lee	46	Class I Director of ACGL	2014
Yiorgos Lillikas	51	Class III Director of ACGL	2013
Brian S. Posner	50	Class I Director of ACGL	2014
John D. Vollaro	67	Class I Director and Senior Advisor of ACGL	2014
Robert F. Works	64	Class I Director of ACGL	2014

*
Indicates expiration of term as a director of ACGL

        Wolfe "Bill" H. Bragin has served as a director of ACGL since May 2002. He served as vice president of GE Asset Management from 1985 until his retirement in 2002. He also served as a managing director of GE Asset Management until 2002. Mr. Bragin had been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management's Private Placement Group, specializing in private equity investments. Mr. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration. Mr. Bragin's qualifications for service on our Board include his extensive operating experience as a senior executive in a worldwide financial services organization, his investment skills and his prior service on boards of directors of other companies.

        John L. Bunce, Jr. has served as a director of ACGL since November 2001. Mr. Bunce is a managing director and founder of Greyhawk Capital Management, LLC and a senior advisor to Hellman & Friedman LLC. He joined Hellman & Friedman in 1988 and previously served as a managing director of the firm. Before joining Hellman & Friedman, Mr. Bunce was vice president of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation, National Information Consortium, Inc. and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School. Mr. Bunce's qualifications for service on our Board include his corporate finance background, investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.

        Kewsong Lee has served as a director of ACGL since November 2001 and has been Lead Director since November 6, 2009. Mr. Lee has served as a member and managing director of Warburg Pincus LLC ("Warburg Pincus") and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc. from 1990 to 1992. His present service as a director includes membership on the boards of MBIA Inc., Neiman Marcus Group, Inc., ARAMARK Corporation and several privately held companies. He formerly served as a director of Knoll, Inc. and TransDigm Group Inc. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee also serves on the board of directors of Lincoln Center Theatre and is a trustee of Choate Rosemary Hall. Mr. Lee's qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

        Yiorgos Lillikas has been a director of the Company since November 2010. Mr. Lillikas is the chief executive officer of BlueTree Consultants, a corporate consulting firm he founded in 2008. From 2006 to 2007, Mr. Lillikas served as the Minister of Foreign Affairs of the Republic of Cyprus (E.U.). From 2003 to 2006, he was the Minister of Commerce, Industry and Tourism of the Republic of Cyprus. From 1996 through 2003, Mr. Lillikas served as a member of the House of Representatives of the Republic of Cyprus and a member of the Parliamentary Committees for Economic and Budget, Commerce, Foreign and European Affairs and Environment. In 2000 he was elected Vice President of the Committee of Political Affairs of the Parliamentary Assembly of the OSCE. He was founder and chief executive officer of Marketway, a strategic, advertising and public relations firm. Prior thereto, he served the Republic of Cyprus in various roles, including special advisor to the president. He holds a diploma in political sciences from the Institute of Political Sciences in the University of Lyon II, a D.E.A. (a diploma of doctorate cycle) in political sciences from the Institute of Political Science in Grenoble. Mr. Lillikas' qualifications for service on our Board include his extensive experience in the fields of international and European affairs.

        Brian S. Posner has been a director of the Company since November 2010. Mr. Posner has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm within the financial services industry. From 2005 to March 2008, Mr. Posner served as the chief executive officer and co-chief investment officer of ClearBridge Advisors, LLC, an asset management company and a wholly owned subsidiary of Legg Mason. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as the managing member for five years. He served as a portfolio manager and an analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as co-chief investment officer and director of research. Mr. Posner currently serves on the boards of directors of Biogen Idec Inc. and BG Medicine, Inc., and he is a

trustee of the AQR funds. He holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Posner's qualifications for service on our Board include his strong financial background, investment skills and extensive experience as a leading institutional investment manager and advisor.

        John D. Vollaro has been a senior advisor of ACGL since April 2009 and has served as a director of ACGL since November 2009. He was executive vice president and chief financial officer of ACGL from January 2002 to March 2009 and treasurer of ACGL from May 2002 to March 2009. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. Mr. Vollaro's qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

        Robert F. Works has been a director of ACGL since June 1999. Mr. Works was a managing director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the president of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary. Mr. Works' qualifications for service on our Board include his extensive senior management and operating background and real estate and property management experience.

        The following individuals are members of senior management, including our executive officers, who do not serve as directors of ACGL:

Name	Age	Position
John C.R. Hele	53	Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL
Marc Grandisson	44	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Mark D. Lyons	55	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group
W. Preston Hutchings	55	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL
Timothy J. Olson	54	President and Chief Executive Officer of Arch Reinsurance Company
Nicolas Papadopoulo	49	President and Chief Executive Officer of Arch Reinsurance Ltd.
Louis T. Petrillo	46	President and General Counsel of Arch Capital Services Inc.
John F. Rathgeber	57	Vice Chairman of Arch Worldwide Reinsurance Group and Chairman of Arch Reinsurance Company

        John C.R. Hele has been executive vice president, chief financial officer and treasurer of ACGL since April 2009 and chief risk officer of ACGL since February 2012. Prior to joining us, from April 1, 2007 to March 2009, he was the chief financial officer and a member of the Executive Board of ING

Group. Prior thereto, from February 2006 to April 2007, Mr. Hele was deputy chief financial officer of ING Group and, from October 2003 to January 2006, he was the general manager and chief insurance risk officer of ING Group responsible for global insurance risk management and also served as its group actuary. From 1999 to 2003, he was the chief executive officer of Worldinsure, Bermuda. Previously, from 1988 to 1999, Mr. Hele was an investment banker with Merrill Lynch and also served in marketing and finance positions with its Private Client Division. In addition, from 1980 to 1987, he held various actuarial, finance and business roles at Crown Life. Mr. Hele holds a Bachelor's degree in mathematics from the University of Waterloo and is a Fellow of the Society of Actuaries, a Member of the American Academy of Actuaries and a Fellow of the Canadian Institute of Actuaries.

        Marc Grandisson has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Towers Watson. Mr. Grandisson holds an M.B.A. degree from The Wharton School of the University of Pennsylvania. He is also a Fellow of the Casualty Actuarial Society.

        Mark D. Lyons has served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, and chairman and chief executive officer of Arch Insurance Group Inc. ("Arch Insurance Group") since July 2008. Prior thereto, he served as president and chief operating officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as executive vice president of group operations and chief actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Lyons is on the Board of Overseers of the St. John's School of Risk Management & Insurance, is a trustee of Elizabethtown College and on the Board of Visitors for the Wake Forest University School of Business.

        W. Preston Hutchings has served as president of Arch Investment Management Ltd. since April 2006 and senior vice president and chief investment officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as senior vice president and chief investment officer. Previously, he was senior vice president and chief investment officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

        Timothy J. Olson has been chief executive officer of Arch Reinsurance Company ("Arch Re U.S.") since November 2009 and president of Arch Re U.S. since March 2009. From April 2004 to February 2009, he was executive vice president and chief underwriting officer of Arch Re U.S. Prior thereto, he was managing director-treaty casualty of Arch Re U.S. from November 2001 to April 2004. From August 2001 until November 2001, Mr. Olson was senior vice president of Holborn Reinsurance. Prior to that time, he held various executive level positions at St. Paul Re, including executive vice president-international since 1998. From September 1986 until April 1998, Mr. Olson was employed by F&G Re as an executive vice president. From 1996-1998 he was a member of the board of directors of Ashley Palmer, a Lloyd's Managing Agency. Mr. Olson holds a B.A. from Gustavus Adolphus College, and he is a chartered property casualty underwriter.

        Nicolas Papadopoulo has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as chief underwriting officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a Fellow at the French Actuarial Society.

        Louis T. Petrillo has been president and general counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was senior vice president, general counsel and secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was vice president and associate general counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

        John F. Rathgeber has been vice chairman of Arch Worldwide Reinsurance Group, an executive position of ACGL, and chairman of Arch Re U.S. since November 2009. From March 2009 to November 2009, he was chairman and chief executive officer of Arch Re U.S. Prior thereto, he was president and chief executive officer of Arch Re U.S. from April 2004 to February 2009 and managing director and chief operating officer of Arch Re U.S. from December 2001 to March 2004. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Board of Directors

  Leadership Structure

        The Board currently combines the role of chairman of the board and chief executive officer, together with an independent lead director to strengthen our corporate governance structure. We believe that the combined role of chairman and chief executive officer will promote unified leadership and direction for the Company, which will provide a single, clear focus for management to execute the Company's strategy and business plan. This structure will also foster clear accountability and effective decision making. We believe that the combined role of chairman and chief executive officer, together with an independent Board, including an independent lead director, provides an appropriate balance between strategy development and independent oversight of management.

        Several factors ensure that we have a strong and independent Board. As indicated below, all directors, with the exception of Mr. Iordanou and Mr. Vollaro, are independent as defined under the applicable listing standards of The NASDAQ Stock Market LLC ("NASDAQ"), and the audit, compensation and nominating committees of our Board are composed entirely of independent directors. The Company's independent directors bring experience, oversight and expertise from many industries, including the insurance industry. In addition to feedback provided during the course of Board meetings, the independent directors regularly meet in executive session without management present. The Board also has regular access to our management team.

        The lead director coordinates the activities of the other non-management/independent directors, and performs such other duties and responsibilities as the Board may determine. The lead director presides at all meetings of the Board at which the chairman of the board is not present, including executive sessions of the non-management/independent directors, and has the authority to call meetings of the non-management/independent directors. The lead director also serves as principal liaison between the chairman of the board and the non-management/independent directors and works with the chairman of the board to develop an appropriate schedule of Board meetings and to establish the agendas for Board meetings. In addition, the lead director advises the chairman of the board as to the quality, quantity and timeliness of the flow of information from the Company's management that is necessary for the independent directors to effectively and responsibly perform their duties. The lead director is also available, when appropriate, for consultation and direct communication with major shareholders.

  Board Independence and Composition

        The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of NASDAQ. To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $120,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company's securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. Our Board of Directors consists of eleven directors, including nine non-employee directors. Our Board of Directors has concluded that the following nine non-employee directors are independent in accordance with the director independence standards set forth in Rule 5600 of the rules of NASDAQ: Wolfe "Bill" H. Bragin, John L. Bunce, Jr., Eric W. Doppstadt, Kewsong Lee, Yiorgos Lillikas, James J. Meenaghan, John M. Pasquesi, Brian S. Posner and Robert F. Works. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the captions "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions," including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.

  Role in Risk Oversight

        Our Board, as a whole and also at the committee level, has an active role in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's business and operations, including with respect to underwriting, investments, capital management, liquidity, financial reporting and compliance, as well as the risks associated with these activities. Committees of the Board help oversee the business and operations of the Company. The underwriting oversight committee oversees risks relating to our underwriting activities, including with respect to accumulations and aggregations of exposures in our insurance and reinsurance businesses. The members of the underwriting oversight committee regularly participate in the underwriting review meetings held in our insurance and reinsurance operations. The audit committee oversees management of financial reporting and compliance risks. The compensation committee is responsible for overseeing the management of risks relating to the Company's compensation plans and arrangements, retention of personnel and succession planning. The finance and investment committee oversees risks relating to our investment and capital management activities. The nominating committee oversees risks associated with the composition of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Please refer to "Committees of the Board of Directors."

  Code of Business Conduct, Committee Charters and Corporate Governance Guidelines

        We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for our standing Board committees, including underwriting oversight, audit, compensation, executive, finance and investment and nominating committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of the Board of Directors, director qualification and independence requirements, director responsibilities, access to management evaluation and communications with the Board in order to help maintain effective corporate governance at the Company. The full text of our Code of Business Conduct, each committee charter and our Corporate Governance Guidelines is available on the Company's website located at www.archcapgroup.bm. None of the material on our website is incorporated herein by reference.

  Meetings

        The Board of Directors held four meetings during 2011. Each director attended 75% or more of all meetings of the Board of Directors and any committees on which the director served during fiscal year 2011, except Mr. Pasquesi who attended approximately 70% of the meetings as he did not attend one of the four quarterly Board meetings and related committee meetings. Mr. Pasquesi has attended all other meetings of the Board and committees on which he served since joining the Board in 2001, and regularly participates in the underwriting review meetings held in our insurance and reinsurance operations. Directors are encouraged, but not required to, attend our annual general meetings of shareholders. All of our directors attended the 2011 annual general meeting.

  Communications with the Board of Directors

        Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board of Directors or any of the directors, c/o Secretary, Arch Capital Group Ltd., Wessex House, 5th Floor, 45 Reid Street, Hamilton HM 12, Bermuda. All shareholder communications will be compiled by the Secretary for review by the Board of Directors.

Committees of the Board of Directors

  Underwriting Oversight Committee

        The underwriting oversight committee of the Board of Directors assists the Board of Directors by reviewing the underwriting activities of our insurance and reinsurance subsidiaries. The underwriting oversight committee currently consists of John D. Vollaro (chairman), Wolfe "Bill" H. Bragin, Yiorgos Lillikas and John M. Pasquesi. The underwriting oversight committee held four meetings in 2011.

  Audit Committee

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements. The audit committee currently consists of James J. Meenaghan (chairman), Wolfe "Bill" H. Bragin, Brian S. Posner and Robert F. Works. All of such audit committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that Mr. Meenaghan qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission ("SEC"). The audit committee held five meetings during 2011.

  Compensation Committee

        The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board of Directors regarding our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. All of such compensation committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of compensation committees. None of the members of the committee are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than ACGL) with which any member of our Board of Directors serves as an executive officer. The compensation committee held two meetings during 2011.

  Executive Committee

        The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. The executive committee currently consists of Kewsong Lee (chairman), John L. Bunce, Jr., Constantine Iordanou and John M. Pasquesi. The executive committee did not meet during 2011.

  Finance and Investment Committee

        The finance and investment committee of the Board of Directors oversees the Board of Directors' responsibilities relating to the financial affairs of the Company and recommends to the Board of Directors financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance. The finance and investment committee currently consists of John M. Pasquesi (chairman), John L. Bunce, Jr., Eric W. Doppstadt, Constantine Iordanou, Kewsong Lee, James J. Meenaghan, Brian S. Posner and John D. Vollaro. The finance and investment committee held four meetings during 2011.

  Nominating Committee

        The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for consideration at each annual meeting of shareholders. The nominating committee currently consists of Kewsong Lee (chairman), John M. Pasquesi and Robert F. Works. All of such nominating committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of nominating committees. The nominating committee held one meeting during 2011.

        When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities, as well as knowledge of the business environments in the jurisdictions in which we currently operate or intend to operate in the future. The Company endeavors to maintain a Board of Directors representing a diverse spectrum of expertise, background, perspective, race, gender and experience.

        A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to the Secretary, Arch Capital Group Ltd., Wessex House, 5th Floor, 45 Reid Street, Hamilton HM 12, Bermuda and should comply with the advance notice requirements set forth in our bye-laws, as described under the caption "Shareholder Proposals for the 2013 Annual General Meeting." As described below in more detail, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board of Directors.

        The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.

Compensation Committee Interlocks and Insider Participation

        The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. None of the members of the committee are or have been officers or employees of the Company.

        From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions, with entities in which companies or funds affiliated with directors of ACGL may have an ownership or other interest. Following are transactions we have entered into with companies or funds affiliated with Warburg Pincus & Co. Kewsong Lee has served as a member and managing director of Warburg Pincus and a general partner of Warburg Pincus & Co. since January 1997.

        During 2006, Arch Re (Bermuda) invested $50 million in Aeolus LP ("Aeolus"), which operates as an unrated reinsurance platform that provides property catastrophe protection to insurers and reinsurers on both an ultimate net loss and industry loss warranty basis. In return for its investment, Arch Re (Bermuda) received an approximately 4.9% preferred interest in Aeolus and a pro rata share of certain founders' interests. Arch Re (Bermuda) made its investment in Aeolus on the same economic terms as a fund affiliated with Warburg Pincus, which had invested $350 million in Aeolus. During 2011, the Company received a distribution of $33.2 million from Aeolus. From time to time, we may receive further dividends and other distributions on our preferred interest on a proportionate basis.

        In the ordinary course of its investment activities, the Company purchases municipal bonds enhanced by insurance provided by certain carriers, including National Public Finance Guarantee Corporation, a subsidiary of MBIA Inc. As of December 31, 2011, the Company held $99.8 million of municipal bonds enhanced by insurance provided by MBIA net of prerefunded bonds that are escrowed in U.S. government obligations. Since January 2008, funds affiliated with Warburg Pincus have held more than 10% ownership interest in MBIA and also have appointed designees to serve on the Board of Directors of MBIA, including Kewsong Lee who is a director of ACGL.

Report of the Audit Committee of the Board of Directors

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.

        It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles ("GAAP"). The financial statements are the responsibility of the Company's management. The Company's independent public registered accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.

        The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011 ("2011 Annual Report"), management's annual assessment of the effectiveness of ACGL's internal control over financial reporting and PricewaterhouseCoopers LLP's opinion on the effectiveness of internal control over financial reporting, with management of ACGL and PricewaterhouseCoopers LLP, independent registered public accounting firm for ACGL.

        The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters relating to the conduct of an audit of ACGL's financial statements. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

        Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and its subsidiaries for the year ended December 31, 2011 in our 2011 Annual Report.

AUDIT COMMITTEE James J. Meenaghan (chairman) Wolfe "Bill" H. Bragin Brian S. Posner Robert F. Works

 Compensation Discussion and Analysis

  Introduction

        In this section, we discuss the principal aspects of our compensation program as it pertains to Constantine Iordanou, chairman of the board, president and chief executive officer of ACGL; John C.R. Hele, executive vice president, chief financial officer, chief risk officer and treasurer of ACGL; and our three other most highly-compensated executive officers in 2011, Marc Grandisson, chairman and chief executive officer of Arch Worldwide Reinsurance Group, Mark D. Lyons, chairman and chief executive officer of Arch Worldwide Insurance Group, and W. Preston Hutchings, president of Arch Investment Management Ltd. and senior vice president and chief investment officer of ACGL. We refer to these individuals throughout this section as the "named executive officers." Our discussion focuses on our compensation and practices relating to 2011.

        The compensation committee of our Board of Directors (which we refer to as the "Committee" in this section) is responsible for determining and approving the individual elements of total compensation paid to the chief executive officer and our other executive officers and establishing overall compensation policies for our employees. The Committee also oversees the administration of executive compensation plans and certain employee benefits. Our Board of Directors appoints each member of the Committee and has determined that each is an independent director under the applicable standards of NASDAQ.

  Executive Summary

        We seek to attract and retain quality executives who will contribute to our long-term success and help us to manage all phases of the underwriting cycle. We seek to provide a compensation program that is driven by our overall financial performance and the increase in shareholder value. The principal features of our compensation programs and policies are summarized below. Please refer to the balance of this discussion for additional details.

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  Key Principles.  The main principles of our strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee's increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.

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  Emphasis on Performance-Based Incentives.  Our compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to Company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation.

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  Pay-Mix.  Consistent with our philosophy of emphasizing variable, performance-based compensation, the base salaries for 2012 for all named executive officers of the Company were not increased from 2011 levels. Compensation for these executives was weighted significantly towards performance-based compensation in the form of a cash incentive bonus payment and share-based awards. Specifically, in 2011, for our named executive officers, we allocated compensation as follows: (1) base salaries ranging from approximately 12% to 31% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 69% to 88% of total compensation, as described below.

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  Alignment of Pay-for-Performance.  The incentive compensation paid in 2011 reflected the substantially higher level of catastrophic activity in 2011 and the impact of continuing difficult market conditions in the insurance and financial markets. Specifically, on an overall basis, incentive compensation paid to senior employees who participate under the subjective Target

    Bonus Approach described below, including all of the named executive officers, was approximately 10% less in 2011 than 2010. The results for 2011 are also reflected in the level of the bonus pools determined under the Formula Approach, the quantitative formula based measure included in our Incentive Compensation Plan, which resulted in incentive compensation paid at approximately 90% of aggregate target bonus levels.

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  Share-Based Awards.  A substantial component of variable compensation is granted in the form of multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives' interests with our shareholders' interests and create a strong retention tool. The Company provides awards in the form of restricted share grants and share-settled share appreciation rights ("SARs") and stock options. Our plans do not permit granting of SARs or stock options at an exercise price below the fair market value on the grant date, do not allow for repricing or reducing the exercise price of a stock option or SAR, and also do not permit repurchases of out-of-the-money stock options. We set the exercise price of stock options and SARs at the closing share price on the date of grant.

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  Key Metrics.  Specific factors affecting compensation decisions include key financial metrics, such as return on average common equity ("ROE"), growth in book value per share, after-tax operating income, combined ratio and investment performance, as well as achieving strategic objectives and supporting our values by promoting a culture of integrity through compliance with law and our ethics policies. We generally do not adhere to rigid formulas in determining the amount and mix of compensation elements. We employ flexibility in our compensation programs and in the evaluation process, which we believe enables us to respond to changes in the business environment. The Committee measures Company performance based on an analysis of our financial performance on an absolute basis and as compared to that of Selected Competitors (as defined below) reviewed annually by the Committee.

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  Risk Management.  We believe we allocate our compensation between base salary and performance-based compensation opportunities in such a way as to not encourage excessive risk-taking. We emphasize variable compensation that is tied to Company performance. Furthermore, the Formula Approach included in our Incentive Compensation Plan, which is applied to employees in our insurance and reinsurance groups and is reviewed in connection with compensation decisions relating to our named executive officers, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known.

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  Double Trigger Change-in-Control Arrangements.  The employment agreements with our named executive officers require an involuntary or constructive termination of the executive's employment following the consummation of a change in control ("double trigger") in order for severance payments to be made. Similarly, the current annual award agreements for the named executive officers provide that unvested shares and unvested options/SARs do not vest immediately upon a change in control. Rather, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following the consummation of a change in control, unvested shares and unvested options/SARs would immediately vest, and the options/SARs would have a remaining term of 90 days from termination. These provisions are consistent with our objective of providing employees with a level of financial protection upon loss of employment.

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  Benefits.  ACGL seeks to provide benefit plans, such as medical coverage and life and disability insurance, consistent with applicable market conditions. Our health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. The Company credits only actual service with the Company towards benefits under the Company's benefit plans. The Company does not maintain any defined benefit retirement or pension plans. In addition, the Company provides our named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. In addition, certain tax regulations often subject our executives to taxation on the receipt of certain of these benefits. In certain of these situations, particularly in the case of those executives working outside their home country, we provide a tax gross-up payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits. The Company provides this benefit to be competitive with its peers in order to attract and retain talented individuals.

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  Complementary Governance Policies and Practices.  The Company's compensation philosophy and related governance features are complemented by several specific elements that are designed to align our compensation with long-term shareholder interests, which are outlined below and described in more detail in this proxy statement.

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  Clawback Policy.  The Company maintains a clawback policy covering all executive officers, including the chief executive officer, which provides for specified incentive-based compensation to be recouped by the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

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  Share Ownership Guidelines for Executives and Directors.  In an effort to further align the interests of the senior management team and the directors with the interests of shareholders, the Company has share ownership guidelines that require our senior executives and the directors to maintain designated levels of ownership of the common shares of ACGL.

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  No Hedging Permitted.  Under the insider trading policy included in our Code of Business Conduct, our named executive officers, other members of senior management and our directors are not permitted to engage in hedging activities with respect to the Company's securities.

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  Code of Business Conduct, Committee Charters and Corporate Governance Guidelines.  We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for all of our standing Board committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of our Board of Directors, director qualification and independence requirements, director responsibilities, access to management evaluation and communications with the Board in order to help maintain effective corporate governance at the Company.

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  Executive Sessions.  The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chairman and chief executive officer of ACGL. Compensation matters in respect of the chairman and chief executive officer of ACGL, the chief financial officer of ACGL and the general counsel of Arch Capital Services Inc. are subject to ratification by our Board of Directors.

   Compensation Objectives and Philosophy

        The objectives of our executive compensation program are to:

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  attract and retain quality executives who will contribute to our long-term success and, thereby, increase shareholder value;

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  enhance the individual executive's short and long-term performance;

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  align the interests of the executive with those of our shareholders; and

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  improve overall Company performance and support the ACGL culture of teamwork, underwriting discipline and commitment to the highest ethical standards.

        ACGL seeks to provide a compensation program that is driven by our overall financial performance, the increase in shareholder value, the success of the operating unit or function directly affected by the executive's performance and the individual performance of the executive. The main principles of this strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee's increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.

        We believe that the Company's compensation program provides a competitive mix of pay elements that align executive incentives with shareholder value. Our executive compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to Company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation. A substantial component of variable compensation is granted in the form of share-based awards, which make stock price appreciation fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives' interests with our shareholders' interests and create a strong retention tool.

        We rely on the Committee's judgment in making compensation decisions for the named executive officers after reviewing the overall performance of our Company and evaluating an executive's performance during the year against established objectives, leadership qualities, scope of responsibilities and current compensation. Specific factors affecting compensation decisions include key financial metrics, such as ROE, growth in book value per share, after-tax operating income, combined ratio and investment performance, as well as achieving strategic objectives and supporting our values by promoting a culture of integrity through compliance with law and our ethics policies. We generally do not adhere to rigid formulas in determining the amount and mix of compensation elements. We employ flexibility in our compensation programs and in the evaluation process, which we believe helps to position us to respond to changes in the business environment.

  Elements of Compensation Program

        The four primary components of our executive compensation program are (1) base salary, (2) annual cash incentive bonuses, (3) long-term incentive share-based awards and (4) benefits.

        Base Salary.    Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. The Committee has the ability, subject to the terms of any employment agreement, to use base salary adjustments to reflect an individual's performance or changed responsibilities.

        Base salary levels are also important because we generally tie the target amount of incentive compensation to an executive's base salary. For example, annual target bonus opportunities are denominated as a percentage of the executive's base salary. In addition, as discussed above, the Committee emphasizes a mix of compensation weighted towards variable, performance-based compensation. At lower executive levels, base salaries represent a larger proportion of total compensation than at senior executive levels.

        Annual Cash Incentive Bonuses.    We use annual cash incentive bonuses as a short-term incentive to drive achievement of our annual performance goals. Specifically, annual cash incentive bonuses are designed to: (1) promote the achievement of financial goals, (2) support our strategic objectives and (3) reward achievement of specific performance objectives.

        Annual bonus awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive's bonus award is influenced by these factors, corporate performance, individual performance and market practice. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

        We initially denominate a target annual cash incentive bonus opportunity as a percentage of an executive's base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole. These target annual bonuses are indicative and do not set a maximum limit. For each of the named executive officers, the target annual bonus opportunity is 100% of such executive's respective base salary.

        Our annual bonus awards are paid under our Incentive Compensation Plan. The plan combines two sets of performance measures: (1) a qualitative judgment about progress and performance each year (referred to as the "Target Bonus Approach") and (2) a quantitative, formula-based measure (referred to as the "Formula Approach").

        The Target Bonus Approach is applied to all the named executive officers, as well as to our investment management team, substantially all of the employees of Arch Capital Services Inc. and other designated officers. Under the Target Bonus Approach, the executive's bonus is discretionary and is determined by the Committee taking into account overall Company performance, department or function performance, individual performance and other measures deemed applicable by the Committee. The Committee measures Company performance based on an analysis of our financial performance on an absolute basis and as compared to that of Selected Competitors (as defined below) reviewed annually by the Committee. The financial metrics evaluated by the Committee in measuring Company performance include ROE, growth in book value per share, after-tax operating income, combined ratio and investment performance. Approved annual bonus awards are paid in cash in an amount reviewed and approved by the Committee and ordinarily paid in a single installment in the first quarter following the completion of a given year.

        The Formula Approach is applied to executives included in our insurance and reinsurance groups and is reviewed in connection with compensation decisions relating to our named executive officers. Under the Formula Approach, a bonus pool is established for each of our insurance segment and our reinsurance segment based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known. Under the Incentive Compensation Plan, if the Board of Directors or the Committee determines that the Formula Approach results in compensation levels that do not appropriately reflect the Company's underlying performance, then the Board of Directors or the Committee may terminate the Formula Approach or make adjustments to it that it deems appropriate.

        Historically, we have allocated all of the Company's capital to the operating units for purposes of calculating ROE under our Incentive Compensation Plan, which is designed to encourage our underwriters to write insurance and reinsurance business that offers the highest risk-adjusted returns. Since 2006, rates in many of our lines of business declined. In order to reinforce ACGL's commitment to maintaining underwriting discipline, which involves writing only business that is adequately priced, the Board of Directors determined that a portion of the Company's capital would not be allocated to the operating units for purposes of calculating ROE under the Incentive Compensation Plan for the 2006-2011 underwriting years.

        Long-Term Incentive Share-Based Awards.    We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and provide the named executive officers with a future interest in the Company. Long-term incentives, which comprise a significant portion of executive compensation, are designed to focus attention on long-range objectives and future returns to shareholders, and are delivered to the named executive officers and other employees through share-based awards under our long-term incentive plans. Our long-term incentive share award plans provide for the grant to eligible employees of a wide range of share-based awards.

        The Company provided grants in the form of stock options and restricted common share awards through 2006. Since May 2007, we have utilized another form of share-based award, SARs, in replacement of stock options in jurisdictions where this type of award is appropriate. SARs represent a right to be paid, upon exercise, an amount measured by the difference between the fair market value per share on the exercise date and the exercise price of the SAR (the "spread"), multiplied by the number of shares with respect to which the SAR is exercised, with the resultant amount paid in shares valued on the exercise date. The value of SARs to employees should be equivalent to that of options, and SARs are less dilutive to shareholders. In addition, the Company amended outstanding stock option agreements to allow for net exercise to the extent permitted or otherwise advisable under applicable legal and accounting principles.

        Since 2007, the Company has shifted the mix of share-based awards to place greater emphasis on restricted shares. One of the key bases for this change is that restricted shares are a more predictable and flexible equity incentive than option and SAR awards. As a result, restricted shares are generally more meaningful to employees and, therefore, could provide a more significant incentive to remain with the Company during the vesting period.

        Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, the value of stock options, SARs and restricted share awards is dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Based on the foregoing, the Company believes that share-based awards encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common shares, which benefits all ACGL shareholders.

        Share-based compensation grant levels and awards are reviewed and determined by the Committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including: (1) corporate performance on an absolute basis and relative to Selected Competitors and individual performance, (2) the executive's contribution to the Company's success and (3) competitive total compensation and long-term incentive grant levels as determined in the market.

        Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards.

The May 2011 grants outlined in the "Grants of Plan-Based Awards" table will vest over a three-year period, which the Company believes is consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to executives are granted at the closing price of the shares on the date of grant and, subject to earlier termination under certain circumstances as set forth in the award agreements, will expire 10 years from the grant date.

        Each annual award agreement expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options, adjustments to the option/SAR exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. Please refer to the description of our award agreements included below under the caption "Share-Based Award Agreements." The current annual award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following a change in control, unvested shares and unvested options/SARs would immediately vest, and the options/SARs would have a remaining term of 90 days from termination. Unlike single trigger provisions that provide for vesting immediately upon a change in control, the agreements require a double trigger, i.e., the consummation of a change in control followed by an involuntary loss of employment or termination following an involuntary change in responsibilities within two years thereafter. This is consistent with the purpose of the provision, which is to provide employees with a level of financial protection upon loss of employment.

        In addition, commencing with grants on and after September 2004, our share-based award agreements provide that, if an employee's employment terminates (other than for cause) after retirement age, unvested shares and unvested options would continue to vest pursuant to the normal vesting schedule so long as the employee does not engage in a competitive activity following retirement. However, the award agreements also provide that, if a retired employee does engage in a competitive activity, any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options. These provisions are designed to help provide our retired employees with financial security so long as the Company's interests are protected.

        Benefits.    ACGL seeks to provide benefit plans, such as medical coverage and life and disability insurance, consistent with applicable market conditions. Our health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. Defined contribution retirement plans are provided for all employees according to local market conditions. Retirement plans help employees save and prepare for retirement. The named executive officers are eligible for the benefit plans provided to all other employees. The Company credits only actual service with the Company towards benefits under the Company's benefit plans. The Company does not maintain any defined benefit retirement or pension plans.

        During 2011, certain members of senior management, including Mr. Lyons, participated in the Company's non-qualified defined contribution retirement plan, which provides additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation. Participants in the non-qualified plan do not receive preferential earnings on their investments. Account balances are paid in cash following termination of employment in accordance with the terms of the plan. The principal benefit to the participating executives is that U.S. taxes are deferred until distribution of the funds. As described below under "—Tax Considerations—Sections 409A and 457A," commencing with the 2009 year, this benefit is no longer available to certain employees, including Messrs. Iordanou, Hele and Grandisson, due to changes in the governing law. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these employees in the form of current cash payments subject to tax.

        In 2007, the Company adopted a broad based employee share purchase plan. The purpose of this plan is to provide employees with an opportunity to purchase common shares of ACGL through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company. The Company also provides a broad based matching gift program pursuant to which the Company matches eligible contributions by employees to qualified charitable organizations. During 2011, the Company made an aggregate of approximately $269,359 in matching contributions on behalf of the named executive officers.

        In addition, the Company provides our named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. In developing our guidelines for the administration of these various benefits, the Company reviews the job requirements of various positions and the anticipated business use of such benefits, as well as available market data. Similar benefits are generally provided by insurers and reinsurers for similarly situated employees and have been necessary for recruitment and retention purposes. These benefits primarily relate to those executives who work and reside in Bermuda and are typical of such benefits provided to expatriates located in Bermuda. Examples of these benefits include housing allowances, club memberships, the cost of tax preparation services and home leave for executives and family for those executives working outside their home country. In addition, certain tax regulations often subject our executives to taxation on the receipt of certain of these benefits. In certain of these situations, particularly in the case of those executives working outside their home country, we provide a tax gross-up payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits. The Company provides this benefit to be competitive with its peers in order to attract and retain talented individuals.

  Relationship Between Compensation Policies and Risk Management

        We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and performance-based compensation opportunities in such a way as to not encourage excessive risk-taking. We emphasize long-term compensation that is tied to Company performance. Furthermore, the Formula Approach included in our Incentive Compensation Plan, which is applied to employees in our insurance and reinsurance groups, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known. In addition, a substantial component of variable compensation is granted in the form of multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit.

        The Company's compensation philosophy and related governance features are also complemented by several specific elements that are designed to align our compensation with long-term shareholder interests. These elements include a clawback policy covering all executive officers, including the chief executive officer, which provides for specified incentive-based compensation to be recouped by the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. In an effort to further align the interests of the senior management team and the directors with the interests of shareholders, the Company has share ownership guidelines that require our senior executives and the directors to maintain designated levels of ownership of the common shares of ACGL. In addition, under the insider trading policy included in our Code of Business Conduct, our named executive officers, other members of senior management and our directors are not permitted to engage in hedging activities with respect to the Company's securities.

  Employment Agreements

        The Company has entered into employment agreements or letters with its chief executive officer and each of its other named executive officers. The employment agreements with our named executive officers require an involuntary or constructive termination of the executive's employment following the consummation of a change in control ("double trigger") in order for severance payments to be made. The terms of the employment agreements, including the severance benefit provisions, were structured to attract and retain persons believed to be key to our success, as well as to be competitive with compensation practices for executives in similar positions at companies of similar size and complexity. Please refer to "Employment Arrangements" below for a description of the employment agreements with our named executive officers.

  Clawback Policy

        The Company has a clawback policy covering all executive officers, including the chief executive officer. This policy provides that, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Committee will review all incentive-based compensation that was paid to current or former executive officers during the three-year period preceding the required restatement. If any such incentive-based compensation would have been lower as a result of the restated financial results, the Committee will require the reimbursement of the incremental portion of the incentive-based compensation in excess of the compensation that would have been paid based on the restated financial results (to the extent permitted by applicable law). This policy will be interpreted in accordance with applicable rules of NASDAQ (or other securities exchange on which our common shares are listed from time to time).

  Matters Relating to Share Ownership and Share-Based Compensation

        Share Ownership Guidelines.    In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has share ownership guidelines that require these executives to maintain designated levels of ownership of the common shares of ACGL. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of ACGL—six times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—four times base salary; and (3) other designated members of senior operating management—three times base salary. Each executive has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement. See also "Director Compensation" for a description of share retention guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of ACGL.

        No Hedging Permitted.    Under the insider trading policy included in our Code of Business Conduct, our named executive officers, other members of senior management and our directors are not permitted to engage in hedging activities with respect to the Company's securities. Specifically, these insiders may not engage in short sales, purchases on margin or buying or selling put options or call options with respect to our securities.

        Options and SARs.    Our plans do not permit granting of stock options or SARs at an exercise price below the closing price on the grant date and also do not allow for repricing or reducing the exercise price of a stock option or SAR. We also do not allow out-of-the-money options or SARs to be exchanged for cash or other property. We set the exercise price of stock options and SARs at the closing share price on the date of grant.

        Certain Procedures Regarding Share-Based Compensation.    The Committee approves all grants of share-based compensation to the named executive officers and other executives who file Section 16 reports with the SEC, and these awards also are generally approved by the full Board of Directors. The Committee approves annual share-based awards to other employees or, alternatively, may approve the size of the pool of such annual share-based awards to be granted to other employees, but may delegate to the chief executive officer and other members of senior management the authority to make and approve specific awards to other employees. In addition, the Committee has delegated to the chief executive officer or, in his absence, the chief financial officer, the authority to make and approve specific share-based awards to non-executives, principally new hires, who are not subject to Section 16 of the Exchange Act. The Committee reviews any grants made under this delegation on a regular basis.

        It has been our practice to make annual grants of share-based compensation on the dates of regularly scheduled meetings of the full Board of Directors. Our process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain. It is our current intention to consider the determinations for annual grants on the date of the May meeting of our Board of Directors. Under our current practice, we have chosen the May meeting of our Board of Directors because we believe that more complete information will be publicly available at that time regarding the financial performance of our Selected Competitors and the related share-based awards granted by these companies for performance during the prior year, which will provide the Committee and the Board of Directors with additional useful data before making final determinations on share-based compensation. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed approximately 418 company employees worldwide for awards granted in 2011 for 2010 performance. We may grant a small percentage of awards at other times throughout the year on the date of regularly scheduled meetings of the Committee or the full Board of Directors in connection with hiring or the promotion of an executive or special retention circumstances. In addition, pursuant to the delegation of authority by the Committee, the chief executive officer or, in his absence, the chief financial officer, may approve at other times grants of share-based awards to non-executive officers. In the case of a new hire, the awards have grant dates corresponding to the date the employment commences for the new hire.

  Tax Considerations

        Section 162(m).    Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the three other most highly compensated executive officers (other than the chief financial officer). Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent consistent with our compensation goals and programs, our executive officers' compensation for deductibility under applicable tax laws. Consistent with this policy, our Incentive Compensation Plan includes a provision pursuant to which payments under the plan may be deferred if it is necessary in order to avoid nondeductibility of the payments under Section 162(m) of the Code. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The Committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

        Sections 409A and 457A.    Section 409A of the Code which governs deferred compensation arrangements, generally, provides that distributions of deferred compensation to our senior officers as a consequence of termination of employment may not be made sooner than six months after termination. Section 409A also made changes to a number of other areas, including the timing of elections and distributions with respect to deferred compensation. In late 2008, the Emergency Economic Stabilization Act added Section 457A of the Code. While Section 409A provides certain rules that must be complied with if deferred compensation arrangements are utilized, Section 457A generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Hele and Grandisson, are no longer permitted to participate in the non-qualified defined contribution retirement plan. As required by Section 457A, the non-qualified plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these participants in the form of current cash payments subject to taxation. In addition, in light of Section 457A, and in an effort to maintain comparable benefits for all employees, the Company has provided certain of its Bermuda-based employees who are U.S. taxpayers with the opportunity to receive a portion of their annual incentive bonus in the form of SARs or restricted shares. There is no matching or additional company contributions associated with this election and, as a result, the Company will not incur any additional expense by providing this benefit.

        Excise Tax Matters.    If payments contingent upon a change in control are made to officers in an amount that equals or exceeds three times the individual's "base amount" (generally, an average of the individual's taxable compensation for the five years preceding the year in which the change in control occurs), then (1) all amounts paid in excess of one times the base amount will be subject to a 20% excise tax payable by the employees who are U.S. taxpayers and (2) such excess amount will be nondeductible to U.S.-based employers (if applicable). In order to avoid an onerous result for the Company's executives under the excise tax rules and to avoid the loss of a tax deduction by the Company (if applicable), during 2008 the Company included a "modified cut back" provision in the Company's employment agreements for all executives for whom excise tax implications had not been otherwise addressed. Under the modified cut back provision, (1) the executive will have his/her expectations under the severance agreement more closely met (i.e., payments will be cut back only if he/she is better off than paying excise taxes); (2) the proposal does not result in the Company paying any additional amounts as there would be no gross-up payments; and (3) if the executive is cut back, the provisions could have the effect of preserving tax deductions that would have otherwise been lost. The modified cut back approach is consistent with the Company's existing policies as this provision is already included in the Company's Incentive Compensation Plan. See also "Employment Arrangements—Constantine Iordanou" for a description of excise tax arrangements included in Mr. Iordanou's employment agreement.

  Committee Review

        The Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers. The chief executive officer assists in the reviews of the named executive officers other than himself through making recommendations on goals and objectives, evaluating performance and making recommendations regarding compensation. With this input from the chief executive officer with respect to the other named executive officers, the Committee uses discretion in determining compensation for these officers.

        The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chairman and chief executive officer of ACGL. Compensation matters in respect of the chairman and chief executive officer of ACGL, the chief financial officer of ACGL and the general counsel of Arch Capital Services Inc. are subject to ratification by the Board of Directors.

        In determining the amount of named executive officer compensation each year, the Committee reviews overall corporate performance, the performance of the business unit or function that the executive leads and an assessment of each executive's performance. In connection with establishing levels of base salary, annual incentives, long-term incentives and benefits, the Committee reviews annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers which we believe compete directly with us for executive talent (the "Selected Competitors"). Many of these Selected Competitors are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope.

        Currently, the Selected Competitors are: ACE Limited, Alterra Capital Holdings Limited, AXIS Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Transatlantic Holdings, Inc., Validus Holdings Ltd., W.R. Berkley Corporation and XL Group plc.

  2011 Compensation Decisions

        The specific compensation decisions made for each named executive officer for 2011 reflect the performance of the Company against key financial and operational measurements. In evaluating the performance of the Company, we focus on two main benchmarks, operating return on average common equity, which measures the generation of earnings and the efficient use of capital, and growth in book value per share, which creates long-term value for shareholders. We believe that we performed reasonably well against both benchmarks in 2011 as we continue to operate in a challenging underwriting and investment environment. Operating return on average common equity was 7.2% in 2011, down from 12.0% in 2010. Book value per common share was $32.03 at the end of 2011, a 6.8% increase from $29.99 at the end of 2010, reflecting the combined impact of underwriting results, investment returns and common share repurchases.

        Other performance measures reflect the challenging market conditions. After-tax operating income available to shareholders was $303.6 million, or $2.20 per share, in 2011, a per share decrease of 29.5% from 2010. Results for 2011 included a higher amount of losses from catastrophic events when compared with 2010. Our results also reflected the impact of current insurance and reinsurance market conditions and the impact of lower interest yields on the investment portfolio. The Company's combined ratio under GAAP was 98.3% in 2011, compared to 92.5% in 2010. Based on modest improvement in the rate environment in 2011, we increased gross premiums written to $3.44 billion in 2011, an increase of 5.2% compared to 2010, and our net premiums written to $2.67 billion, a 6.5% increase over 2010. In addition, A.M. Best Co. upgraded the financial strength ratings of our principal insurance and reinsurance subsidiaries to A+ ("Superior") from A ("Excellent"), and Standard & Poor's, Moody's and Fitch Ratings affirmed our financial strength ratings at "A+" or the equivalent.

        Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our 2011 Annual Report for an analysis of our financial and operational performance during 2011. After-tax operating income available to common shareholders, a non-GAAP financial measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) is included in our 2011 Annual Report.

        On an overall basis, incentive compensation paid to senior employees who participate under the subjective Target Bonus Approach, including all of the named executive officers, was approximately

10% less in 2011 than 2010. The results for 2011 are also reflected in the level of the bonus pools determined under the Formula Approach, the quantitative formula based measure included in our Incentive Compensation Plan, which resulted in incentive compensation paid at approximately 90% of aggregate target bonus levels. The incentive compensation paid in 2011 reflected the substantially higher level of catastrophic activity in 2011 and the impact of continuing difficult market conditions in the insurance and financial markets.

        Consistent with our philosophy of emphasizing variable, performance-based compensation, the base salaries for 2012 for all named executive officers of the Company were not increased from 2011 levels.

        In determining the performance-based portion of Mr. Iordanou's compensation, the Committee evaluated Mr. Iordanou's contributions toward creation and enhancement of shareholder value by considering a number of factors, including the Company's financial results achieved under his leadership over both the short-term and the long-term. The Committee focused on the fact that the Company continued to maintain underwriting discipline during continuing difficult market conditions. The Committee also reviewed the Company's pursuit of strategic initiatives under Mr. Iordanou and the execution of the Company's common share repurchase program. The Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.

        In light of the Committee's assessment, and as a result of his performance, Mr. Iordanou received a bonus of $3,150,000. Under an election program offered by the Company, Mr. Iordanou elected to receive 50% of his bonus in cash and 50% in the form of SARs on terms provided under the election, namely, 161,636 fully vested SARs exercisable for a 10-year period. The per share exercise price is $37.05, which was the closing price on the date of grant, and the SAR was valued in same manner as valued for financial reporting purposes. In May 2011, Mr. Iordanou also was granted long-term incentive awards in the form of 100,065 restricted common shares and 100,065 SARs with a per share exercise price of $33.91, each of which will vest in three equal annual installments commencing on the first anniversary of the grant date. These awards, which are reflected in the "Summary Compensation Table," were awarded following an assessment of Mr. Iordanou's performance during 2010. As noted above, the Committee expects to consider determinations for share-based compensation for 2011 performance at meetings scheduled to be held in May 2012.

        In determining the performance-based compensation of our other named executive officers, the Committee evaluated overall performance of the Company and their contributions to that performance, as well as the performance of the business or function that each named executive officer leads. The Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.

        With respect to Mr. Hele, the Committee reviewed his key roles in financial reporting, enterprise risk management, regulatory matters and capital management. In addition, the Committee considered that the other aspects of the financial function for the Company, which involved, among other things, investor relations and ratings agency matters, performed well under Mr. Hele's leadership during the year.

        In determining the performance-based compensation of Messrs. Grandisson and Lyons, who oversee the Company's reinsurance operations and insurance operations, respectively, the Committee reviewed the profitability of the reinsurance group and the insurance group, including their respective groups' effectiveness in managing the underwriting cycle. As part of that analysis, the Committee reviewed the estimated bonus pool determined under the Formula Approach for the 2011 and prior underwriting years, which is based on various ROE targets. In reviewing these calculations, the Committee recognized that the estimated bonus pool provides only a current indication of underwriting performance as the bonus pool for the underwriting year will be recalculated annually over a 10-year development period as actual results emerge. The Committee also reviewed Mr. Grandisson's and

Mr. Lyons' oversight of key operational matters for their respective groups, including those relating to overall management, including expense management, risk management and infrastructure. In addition, the Committee considered the Company's pursuit of strategic initiatives under the leadership of Mr. Grandisson and Mr. Lyons, which initiatives will provide us with opportunities to access new sources of business over the long term and further develop our existing businesses.

        In determining the performance-based portion of Mr. Hutchings' compensation, the Committee reviewed the performance of the Company's internal and external investment portfolios and Mr. Hutchings' oversight with respect to increasing the Company's allocations to emerging market and global multi-asset funds and equity securities. In addition, the Committee reviewed Mr. Hutchings' management of the Company's expanded internal investment function and other contributions, including his effective implementation of the Company's common share repurchase program.

        In light of these assessments, the named executive officers received the following annual incentive cash bonuses for performance during 2011: Mr. Hele—$540,000; Mr. Grandisson—$1,400,000; Mr. Lyons—$910,000; and Mr. Hutchings—$720,000. In addition, in May 2011, these named executive officers were granted the following long-term incentive share-based awards (with the same principal terms included in Mr. Iordanou's May 2011 grants, as described above): Mr. Hele—18,000 SARs and 18,000 restricted common shares; Mr. Grandisson—24,000 SARs and 24,000 restricted common shares; Mr. Lyons—18,900 SARs and 18,900 restricted common share units; and Mr. Hutchings—16,800 SARs and 16,800 restricted common shares. In order to limit the impact of the deductibility cap under Section 162(m) of the Code, the restricted common share units granted to Mr. Lyons will be settled in common shares after the termination of his employment as provided in the award agreement (see "—Tax Considerations—Section 162(m)"). These share-based awards, which are reflected in the "Summary Compensation Table," were awarded following an assessment of the executives' performance during 2010. As noted above, the Committee expects to consider determinations for share-based compensation for 2011 performance at meetings scheduled to be held in May 2012.

        As indicated above, and consistent with the Committee's general compensation philosophy for senior executives, compensation for the named executive officers was weighted significantly towards performance-based compensation in the form of a cash annual incentive bonus payment and share-based awards. Specifically, in 2011, for our named executive officers, we allocated compensation as follows: (1) base salaries ranging from approximately 12% to 31% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 69% to 88% of total compensation. For this purpose, the percentages are based on total compensation that includes the base salary and cash annual incentive bonus payments described above and the full grant date value of the May 2011 share-based awards calculated in accordance with prescribed accounting rules.

Report of the Compensation Committee on the Compensation Discussion and Analysis

        The Committee reviewed and discussed the "Compensation Discussion and Analysis" section included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in the 2011 Annual Report and this proxy statement for filing with the SEC.

                      COMPENSATION COMMITTEE
                      John L. Bunce, Jr. (chairman)
                      Kewsong Lee
                      James J. Meenaghan
                      Robert F. Works

Summary Compensation Table

        The following table provides information concerning the compensation for services in all capacities earned by the named executive officers for fiscal year 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Constantine Iordanou	2011	1,000,000	3,150,000	(2)	3,393,504	975,874	—	—	768,034	(3)	9,287,412
Chairman of the Board,	2010	1,000,000	3,500,000		3,151,260	964,673	—	—	852,525		9,468,458
President and Chief	2009	1,000,000	3,200,000	(2)	2,213,910	677,954	—	—	792,815		7,884,679
Executive Officer of ACGL and Class II Director of ACGL
John C.R. Hele(4)	2011	600,000	540,000		610,434	175,543	—	—	403,184	(5)	2,329,161
Executive Vice President,	2010	600,000	600,000		570,228	174,600	—	—	502,456		2,447,284
Chief Financial Officer, Chief	2009	450,000	450,000		1,832,638	799,969	—	—	562,770		4,095,377
Risk Officer and Treasurer of ACGL
Marc Grandisson	2011	625,000	1,400,000		813,912	234,058	—	—	360,260	(6)	3,433,230
Chairman and Chief Executive	2010	625,000	1,250,000		750,300	229,684	—	—	430,148		3,285,132
Officer of Arch Worldwide	2009	625,000	1,000,000		439,888	134,705	—	—	364,336		2,563,929
Reinsurance Group
Mark D. Lyons	2011	500,000	910,000		640,956	184,320	—	—	203,103	(7)	2,438,379
Chairman and Chief Executive	2010	500,000	1,000,000		600,240	183,747	—	—	173,459		2,457,446
Officer of Arch Worldwide	2009	500,000	900,000		439,888	134,705	—	—	212,511		2,187,104
Insurance Group
W. Preston Hutchings	2011	450,000	720,000		569,738	163,840	—	—	70,496	(8)	1,974,074
President of Arch Investment	2010	450,000	800,000		412,665	126,326	—	—	105,910		1,894,901
Management Ltd. and	2009	450,000	700,000		295,188	90,394	—	—	82,770		1,618,352
Senior Vice President and Chief Investment Officer of ACGL

(1)
The amounts shown in these columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 Compensation—Stock Compensation, excluding the effect of forfeitures. We have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 17, "Share-Based Compensation," of the notes accompanying our consolidated financial statements included in our 2011 Annual Report. With respect to Mr. Hele, the share-based awards reflected for 2009 in the above table include initial awards granted upon the commencement of his employment.

(2)
Mr. Iordanou elected to receive 50% of his approved bonus for 2011 and 2009 in the form of a SAR under an election provided by the Company for Bermuda-based employees. On February 29, 2012 and February 25, 2010, Mr. Iordanou was awarded 161,636 SARs and 212,253 SARs, respectively, with a value equal to $1.575 million and $1.6 million, respectively. The SARs are fully vested and will expire 10 years from the date of grant. No such election was made in 2010.

(3)
The amount for Mr. Iordanou includes: (a) contributions to our defined contribution plans of $30,185 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $109,475, which, due to changes in applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $160,530; (c) reimbursement for additional tax costs as provided for under his employment agreement (the "Iordanou Employment Agreement Tax Provision") of $166,005; (d) payment of Bermuda social insurance in the amount of $1,581; and (e) an aggregate of $141,050, for tax gross-up payments to reimburse the executive for the payment of taxes with respect to the following: commuting costs, family travel and home leave policies, certain club dues and the Iordanou Employment Agreement Tax Provision. The additional tax costs and related tax gross-up component that relate to the Iordanou Employment Agreement Tax Provision are subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amounts reported for 2010 and 2009 have been adjusted). The calculation of the incremental cost for Company-provided aircraft use is based on the variable operating costs to the Company for each flight, including hourly charges, fuel variable charges and applicable international fees. In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Iordanou: Company-provided aircraft for commuting to the Company's offices, an automobile allowance, tax preparation services, club dues, life insurance premiums and reimbursement of certain travel expenses of his spouse incurred in connection with a Company meeting.

  Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company's other employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(4)
Mr. Hele has been executive vice president, chief financial officer and treasurer of ACGL since April 1, 2009 and became chief risk officer on February 29, 2012.

(5)
The amount for Mr. Hele includes: (a) contributions to our defined contribution plans of $30,185 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $51,475, which, due to changes in applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $121,925; (c) reimbursement for additional tax costs as provided for under his employment agreement (the "Hele Employment Agreement Tax Provision") of $85,295; (d) payment of Bermuda social insurance in the amount of $1,581; and (e) an aggregate of $67,297 in tax gross-up payments to reimburse the executive for the payment of taxes with respect to the following: commuting costs, family travel and home leave policies, club dues and the Hele Employment Agreement Tax Provision. The additional tax costs and related tax gross-up component that relate to the Hele Employment Agreement Tax Provision is subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amount reported for 2009 has been adjusted). In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Hele: use of commercial and Company-provided aircraft for commuting to the Company's offices, automobile allowance, tax preparation services, family travel and home leave policies, club dues, life insurance premiums and reimbursement of certain travel expenses of his spouse incurred in connection with a Company meeting.

  Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company's other employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(6)
The amount for Mr. Grandisson includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $55,100, which, due to changes in applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $208,213; (c) fees for children's schooling of $36,185; and (d) payment of Bermuda social insurance in the amount of $1,581. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Grandisson: family travel and home leave policies, an automobile allowance, tax preparation services, club dues, life insurance premiums and reimbursement of certain travel expenses of his spouse incurred in connection with a Company meeting.

  Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company's other employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(7)
The amount for Mr. Lyons includes: (a) $67,160 in contributions to our defined contribution plans (b) a housing allowance of $50,608; (c) $26,015 for use of commercial aircraft for commuting to the Company's offices; (d) $57,922 in tax gross-up payments for housing and commuting costs; and (e) life insurance premiums.

  For a description of the Company's employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(8)
The amount for Mr. Hutchings includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $29,725; (b) payment of Bermuda social insurance in the amount of $1,581; (c) club dues; (d) life insurance premiums; and (e) reimbursement of certain travel expenses of his spouse incurred in connection with a Company meeting. Mr. Hutchings' base salary is paid to him in Bermuda dollars, which are convertible into U.S. dollars at a rate of 1:1.

  For a description of the Company's employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

Grants of Plan-Based Awards

        The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2011:

								All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Constantine Iordanou	5/6/2011	—	—	—	—	—	—	100,065	—	—	3,393,504
	5/6/2011	—	—	—	—	—	—	—	100,065	33.91	975,874
John C.R. Hele	5/6/2011	—	—	—	—	—	—	18,000	—	—	610,434
	5/6/2011	—	—	—	—	—	—	—	18,000	33.91	175,543
Marc Grandisson	5/6/2011	—	—	—	—	—	—	24,000	—	—	813,912
	5/6/2011	—	—	—	—	—	—	—	24,000	33.91	234,058
Mark D. Lyons	5/6/2011	—	—	—	—	—	—	18,900	—	—	640,956
	5/6/2011	—	—	—	—	—	—	—	18,900	33.91	184,320
W. Preston Hutchings	5/6/2011	—	—	—	—	—	—	16,800	—	—	569,738
	5/6/2011	—	—	—	—	—	—	—	16,800	33.91	163,840

(1)
The May 2011 grants indicated above were awarded under the 2007 Long Term Incentive and Share Award Plan in the form of share-settled SARs and restricted share awards. These awards will vest over a three-year period. The SARs were granted at the closing price of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. The restricted share awards shown in the table above were granted in the form of restricted common shares, except for Mr. Lyons' award, which was granted in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement.

(2)
The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with accounting guidance governing share-based compensation arrangements as discussed in note 17, "Share-Based Compensation", of the notes accompanying our consolidated financial statements included in our 2011 Annual Report.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2011.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constantine Iordanou	1,200,000	(4)(5)	—		—	7.83	1/1/2012	222,315	8,276,787	—	—
	360,000	(7)	—		—	13.00	9/22/2014
	450,000	(6)	—		—	18.76	2/23/2016
	135,000	(7)	—		—	23.71	5/11/2017
	135,000	(7)	—		—	23.10	5/9/2018
	76,500	(7)	38,250	(7)	—	19.29	5/6/2019
	212,253	(7)	—		—	24.67	2/25/2020
	42,000	(7)	84,000	(7)	—	25.01	5/5/2020
	—		100,065		—	33.91	5/6/2021
John C.R. Hele	12,001		39,999		—	18.58	4/1/2019	65,796	2,449,585	—	—
	15,201		7,599		—	19.29	5/6/2019
	7,602		15,198		—	25.01	5/5/2020
	—		18,000		—	33.91	5/6/2021
Marc Grandisson	96,000		—		—	13.00	9/22/2014	51,597	1,920,956	—	—
	240,000		—		—	18.35	11/15/2015
	60,000		—		—	18.76	2/23/2016
	31,350		—		—	23.71	5/11/2017
	30,000		—		—	23.10	5/9/2018
	15,201		7,599		—	19.29	5/6/2019
	10,002		19,998		—	25.01	5/5/2020
	—		24,000		—	33.91	5/6/2021
Mark D. Lyons	54,348	(4)	—		—	8.77	8/6/2012	42,498	1,582,201	—	—
	84,000		—		—	13.00	9/22/2014
	60,000		—		—	18.76	2/23/2016
	90,000		—		—	19.88	8/2/2016
	25,050		—		—	23.71	5/11/2017
	25,050		—		—	23.10	5/9/2018
	15,201		7,599		—	19.29	5/6/2019
	8,001		15,999		—	25.01	5/5/2020
	—		18,900		—	33.91	5/6/2021
W. Preston Hutchings	150,000	(4)(8)	—		—	15.11	7/1/2015	32,898	1,224,793	—	—
	18,000	(8)	—		—	18.76	2/23/2016
	15,750		—		—	23.71	5/11/2017
	18,000		—		—	23.10	5/9/2018
	10,200		5,100		—	19.29	5/6/2019
	5,502		10,998		—	25.01	5/5/2020
	—		16,800		—	33.91	5/6/2021

(1)
Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date. All of such options will expire 10 years from the date of grant (subject to the terms of the award agreements).

(2)
The above restricted share or unit awards vest in three equal annual installments commencing on the first anniversary of the grant date. In addition, Mr. Lyons' awards granted during May 2009, 2010 and 2011 were in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement.

(3)
Market value of unvested shares or units on an aggregate basis are valued as of December 31, 2011 in accordance with applicable SEC rules.

(4)
On January 1, 2012, February 16, 2012 and February 22, 2012, Messrs. Iordanou, Lyons and Hutchings, respectively, exercised 1,200,000, 25,750 and 50,000 stock options.

(5)
As of December 31, 2011, 480,385 of such stock option awards had been transferred other than for value to a grantor retained annuity trust.

(6)
As of December 31, 2011, 317,553 of such stock option awards had been transferred other than for value to a grantor retained annuity trust.

(7)
As of December 31, 2011, such stock option awards had been transferred other than for value to a grantor retained annuity trust.

(8)
Each stock option award has been transferred other than for value to a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries.

Option Exercises and Stock Vested

        The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2011 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Constantine Iordanou	—	—	125,250	4,249,049
John C.R. Hele	68,000	1,142,432	40,200	1,351,453
Marc Grandisson	112,500	3,047,464	27,600	936,174
Mark D. Lyons(2)	—	—	23,951	812,470
W. Preston Hutchings	—	—	16,602	563,238

(1)
We computed the dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

(2)
Includes restricted common share units that vested and will be settled in common shares after the termination of his employment as provided in the award agreement. See "Non-Qualified Deferred Compensation."

Non-Qualified Deferred Compensation

        The Company maintains tax-qualified and non-qualified defined contribution plans but does not maintain any defined benefit retirement or pension plans. The following table provides information with respect to our defined contribution plans that provide for deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Constantine Iordanou	—		—		(1,385,483)	—	15,432,321	(3)
	—		—		417,672	—	1,973,339	(4)
John C.R. Hele	—		—		—	—	—
Marc Grandisson	—		—		—	—	—
Mark D. Lyons	63,750	(1)	36,975	(2)	(50,084)	—	1,786,135	(3)
	—		640,956	(4)	628,869	—	3,378,623	(4)
W. Preston Hutchings	—		—		—	—	—

(1)
This amount was deferred by the named executive officer and is also included in the "Summary Compensation Table" in the "Salary" column for 2011.

(2)
All of such contributions by the Company are also included in the "Summary Compensation Table" for fiscal year 2011 in the "All Other Compensation" column.

(3)
Includes the following amounts which we also included in the "Summary Compensation Table" for fiscal year 2011 or in prior years: Mr. Iordanou—$14,001,423 and Mr. Lyons—$1,145,507.

(4)
Indicates the value of restricted common share units that will be settled in common shares after the termination of employment (or December 31, 2017, if earlier, in the case of Mr. Iordanou) as provided in the applicable award agreements. The amount indicated in the "Registrant Contributions in Last FY" column for Mr. Lyons is based on the closing price of ACGL's common shares on the date of grant (May 6, 2011) and the amounts indicated in the "Aggregate Balance at Last FYE" column are based on the closing price of ACGL's common shares on December 31, 2011. The amount for Mr. Lyons set forth under "Registrant Contributions in Last FY" has been included in the "Summary Compensation Table" for fiscal year 2011, and $500,000 and $2,259,739 of the amounts for Mr. Iordanou and Mr. Lyons, respectively, set forth under "Aggregate Balance at Last FYE" have been included in the "Summary Compensation Table" for fiscal year 2011 or prior years.

        The Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Code ("Excess Compensation") (for 2011, base salary in excess of $245,000, which amount has been increased to $250,000 for 2012) and, with respect to the eligible named executive officers, the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a "rabbi trust" by an independent trustee, and the trust assets remain subject to the Company's creditors. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.

        As indicated above, Section 457A of the Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Hele and Grandisson, are no longer permitted to participate in the non-qualified defined contribution retirement plan. In addition, and as required by Section 457A, the non-qualified plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we have provided comparable benefits to these participants in the form of current cash payments subject to tax. Such cash payments have been included in the "Summary Compensation Table" in the "All Other Compensation" column for fiscal years 2011, 2010 and 2009.

Employment Arrangements

        Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.

  Constantine Iordanou

        In November 2007, ACGL and Constantine Iordanou entered into an employment agreement pursuant to which Mr. Iordanou agreed to serve as ACGL's president and chief executive officer until November 28, 2012. The agreement provides that it will be automatically extended for successive one-year periods after the current term unless either ACGL or Mr. Iordanou gives at least 12 months notice of the intention not to renew. In December 2008, ACGL and Mr. Iordanou agreed upon certain amendments to the employment agreement intended to comply with Sections 409A and 457A of the Code.

        Mr. Iordanou's employment agreement provides for an annual base salary of $1,000,000, which is subject to review annually for increase at the discretion of the Board of Directors. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus is 100% of his annual base salary. Mr. Iordanou is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to similarly situated senior executives residing in Bermuda; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expense reimbursement, payroll tax reimbursements and automobile allowance. Since Mr. Iordanou relocated to Bermuda, his employment agreement also provides for the use of any private aircraft owned or leased by the Company or such other reasonably comparable air transportation for travel between Bermuda and the New York Metropolitan area. In addition, Mr. Iordanou is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, New York and any other governmental taxing authority over the amount that would have been payable by him had he resided in New York for the entire calendar year. The agreement also provides that, during the employment period, ACGL will use its best efforts to cause Mr. Iordanou to be elected to our Board of Directors.

        The agreement provides that if Mr. Iordanou's employment is terminated by his death, his estate will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum, but offset by life insurance proceeds received by his estate from coverage provided by the Company. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board of Directors, and an amount per annum equal to 40% of his base salary during the period beginning on the date of his permanent disability up to the month in which he reaches age 65, offset by any proceeds scheduled to be received from any disability insurance coverages provided by the Company, such amount to be paid in equal monthly installments, provided, that all installments otherwise scheduled to be made after the first anniversary of termination will instead be made on such first anniversary. The agreement further provides that if we terminate Mr. Iordanou's employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable in 18 equal installments, the first nine of which will be paid monthly over nine months and the last nine of which will be paid in a lump sum on the nine-month anniversary of termination (subject to six month deferral as required under Section 409A of the Code). Mr. Iordanou's and his spouse's major medical insurance coverage benefits pursuant to his employment agreement will continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou's employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.

        Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist as of the date of termination, within any geographical area in which ACGL or any of its subsidiaries engage in such businesses. If we terminate Mr. Iordanou's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving severance benefits provided for under his employment agreement under such circumstances. However, in the event of termination due to expiration of the term of the agreement or by reason of Mr. Iordanou's resignation other than for good reason, the non-competition period will continue beyond his termination date for up to 18 months only if the Company so elects and (1) pays Mr. Iordanou an amount equal to two times the sum of his annual base salary and target annual bonus (prorated for the period selected by the Company) in 18 equal installments, the first 12 of which will be paid monthly and continuing monthly thereafter through the month that includes the first anniversary of the separation from service and the last six of which will be paid on the first anniversary of the separation from service (subject to six month deferral as required under Section 409A of the Code); and (2) provides medical benefits for the selected period. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In addition, in the event of a change in control, the agreement provides for a gross-up payment to reimburse Mr. Iordanou for any excise tax under Code Section 4999 as well as any additional income, excise and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an "excess parachute payment" and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. The agreement provides that any payments contingent on a change of control will be reduced by an amount equal to the lesser of (1) the smallest amount possible such that no payment would be treated as a "parachute payment" under Section 280G of the Code and (2) $2,500,000. Notwithstanding the foregoing provision, if, without regard to any gross-up payment and without any reduction in payments, the net amount retained by Mr. Iordanou, after subtracting from the payments otherwise to be made all taxes imposed thereon, would exceed the after-tax amount that would be retained by him with the gross-up payment and after the reduction described above, then no reduction in payments will be made and no gross-up payment will be made. The agreement also provides for indemnification of Mr. Iordanou to the fullest extent permitted by applicable law and the Company's governing instruments in connection with suits or proceedings arising by reason of the fact that he is or was a director, officer or employee of the Company. The Company has also agreed to pay reasonable legal fees incurred by Mr. Iordanou as result of any dispute or contest with the Company regarding the agreement, unless the Company substantially prevails on all material causes of action in the dispute or contest.

  John C.R. Hele

        ACGL and John Hele entered into an employment agreement with a term extending through April 1, 2013. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Hele gives notice at least 180 days prior to the expiration of the original term or any extended term. The agreement provides for an annual base salary of $600,000, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Hele is eligible to receive annual cash bonuses and share-based awards at the discretion of the Board and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, Mr. Hele is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, New York and any other governmental taxing authority over the amount that would have been payable by him had he resided in New York for the entire calendar year. ACGL also reimbursed him for certain relocation expenses and reasonable expenses incurred by him in establishing his residence in Bermuda. In addition, upon the termination of his employment for any reason, ACGL will reimburse him for reasonable expenses incurred by him for the cost of relocating his household items to the United States and airfare for Mr. Hele and his family to return to the United States.

        The agreement provides that if Mr. Hele's employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to 18 months of his base salary payable over 12 months. The agreement also provides that if Mr. Hele's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Hele, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Hele's employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive a prorated portion of his target annual bonus (offset by any proceeds received from any insurance coverages provided by the Company), such amount would be paid to him by no later than March 15th of the calendar year following the calendar year of such termination of employment. Mr. Hele's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (a) his employment ends due to permanent disability, (b) he is terminated other than for cause or (c) he resigns for good reason.

        Mr. Hele has agreed that, during the employment period and for a period of one year after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. Mr. Hele also agreed that he will not, for a period of one year following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In connection with his retention, on April 1, 2009, Mr. Hele was granted 75,000 restricted common shares and 120,000 stock options, each of which will vest to him in three equal annual installments commencing on the first anniversary of the grant date so long as he remains an employee of the Company on such date. The terms of Mr. Hele's award agreements have the terms described below under "Share-Based Award Agreements," except that, in the event his employment is terminated by ACGL without cause or by him for good reason, the restricted shares will immediately vest to him.

  Marc Grandisson

        Under an employment agreement, Marc Grandisson serves as chairman and chief executive officer of Arch Worldwide Reinsurance Group. The terms of his employment provide for a current annual base salary of $625,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Grandisson is 100% of his annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and Canada. The current term of his employment agreement ends on December 31, 2012, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason, he will be entitled to receive an amount equal to his annual base salary over a 12-month period. Mr. Grandisson's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Grandisson's employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.

        Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

  Mark D. Lyons

        Under an employment agreement, Mark Lyons serves as chairman and chief executive officer of Arch Worldwide Insurance Group and chairman and chief executive officer of Arch Insurance Group. The terms of his employment provide for a current annual base salary of $500,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Lyons is 100% of his annual base salary. Mr. Lyons is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Lyons is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives. In addition, during the employment period, Arch Insurance Group will reimburse him for reasonable housing costs in the New Jersey Metropolitan area. The current term of his employment agreement ends on July 31, 2012, but Arch Insurance Group or Mr. Lyons may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless Arch Insurance Group or Mr. Lyons gives written notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Lyons is terminated without cause or for good reason, he will be entitled to receive an amount equal to his annual base salary over a 12-month period. Mr. Lyons' major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Lyons' employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.

        Mr. Lyons agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. Lyons also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

   W. Preston Hutchings

        W. Preston Hutchings serves as president of Arch Investment Management Ltd. and senior vice president and chief investment officer of ACGL. The terms of his employment provide for a current annual base salary of $450,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Hutchings is 100% of his annual base salary. Mr. Hutchings is eligible to receive an annual cash bonus and share-based awards at the discretion of the Board of Directors and to participate in our employee benefit programs. The Company or Mr. Hutchings may terminate his employment at any time. In the event that Mr. Hutchings' employment is terminated by ACGL not for cause or by him for good reason, ACGL will pay to him an amount equal to his annual base salary over a period of 12 months. In addition, Mr. Hutchings also agreed that he will not, for a period of one year following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Share-Based Award Agreements

        Our long-term incentive share award plans provide for the grant to eligible employees and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.

        To date, the Company has provided grants in the form of stock options, SARs, restricted common shares and restricted common share units. Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The May 2011 grants outlined in the "Grants of Plan-Based Awards" table will vest over a three-year period, which the Company believes is consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to executives are granted at the closing price of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date.

        Each annual award agreement expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options and SARs, adjustments to the option exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. In the event that an employee's employment terminates due to his death or permanent disability, unvested awards would immediately vest, and the employee or his/her estate may exercise the options and SARs for a period of three years. In the event that an employee's employment is terminated by the Company for cause, all unvested restricted shares would be forfeited and all unvested and vested options and SARs would be forfeited. Commencing with grants on and after September 2004, in the event that an employee's employment terminates (other than for cause) after retirement age, unvested awards would continue to vest on the schedule set forth in the applicable agreement so long as the employee does not engage in a competitive activity. If the employee does engage in a competitive activity, then any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options and SARs.

  Double Trigger Change-in-Control Provision

        Currently, the annual award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following the consummation of a change in control, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination. In the event of termination for any other reason, all unvested awards would be forfeited, and the holder may exercise vested options and SARs for a period of 90 days from termination.

        The foregoing description is qualified in its entirety by reference to the award agreements.

Termination Scenarios—Potential Payments

        The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2011 under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see "Employment Arrangements" and "Share-Based Award Agreements").

Name	Voluntary ($)		For Cause ($)	Death ($)	Disability ($)	Without Cause or For Good Reason (as applicable) ($)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)
Constantine Iordanou
Cash Severance(1)	—		—	5,000,000	2,266,667	5,000,000	5,000,000
Accelerated Vesting of Share-Based Awards(2)	—	(4)	—	10,321,273	10,321,273	—	10,321,273
Health & Welfare(3)	—		—	32,462	32,462	32,462	32,462

Total	—		—	15,353,735	12,620,402	5,032,462	15,353,735
John C.R. Hele
Cash Severance(5)	—		—	600,000	600,000	900,000	900,000
Accelerated Vesting of Share-Based Awards(2)	—		—	3,577,295	3,577,295	1,676,694	3,577,295
Health & Welfare(3)	—		—	—	24,140	24,140	24,140

Total	—		—	4,177,295	4,201,435	2,600,834	4,501,435
Marc Grandisson
Cash Severance(6)	—		—	—	—	625,000	625,000
Accelerated Vesting of Share-Based Awards(2)	—		—	2,381,243	2,381,243	—	2,381,243
Health & Welfare(3)	—		—	—	21,113	21,113	21,113

Total	—		—	2,381,243	2,402,356	646,113	3,027,356
Mark D. Lyons
Cash Severance(7)	—		—	—	—	500,000	500,000
Accelerated Vesting of Share-Based Awards(2)	—	(4)	—	1,976,703	1,976,703	—	1,976,703
Health & Welfare(3)	—		—	—	18,614	18,614	18,614

Total	—		—	1,976,703	1,995,317	518,614	2,495,317
W. Preston Hutchings
Cash Severance(8)	—		—	—	—	450,000	450,000
Accelerated Vesting of Share-Based Awards(2)	—	(4)	—	1,506,392	1,506,392	—	1,506,392
Health & Welfare	—		—	—	—	—	—

Total	—		—	1,506,392	1,506,392	450,000	1,956,392

(1)
In the case of termination (i) due to death, (ii) by the Company without cause or (iii) by the executive for good reason, Mr. Iordanou (or his estate) will be entitled to receive a prorated target bonus based on the termination date plus two times the sum of his base salary and target annual bonus, with such amounts payable (A) in a lump sum as soon as practicable following death but offset by life insurance proceeds received by his estate from coverage provided by the Company and (B) except as otherwise required to be deferred for six months under Section 409A of the Code, over a nine-month period for the other cases as provided in his employment agreement. In the case of termination due to disability, Mr. Iordanou will be entitled to receive a prorated bonus based on the termination date plus 40% of his base salary for the maximum disability term under our plans (i.e., through his 65th birthday), which amount will be payable over one year as provided in his employment agreement, offset by proceeds received by him from disability insurance provided by the Company.

(2)
Represents the intrinsic value (i.e., the value based upon the Company's closing share price on December 31, 2011 or in the case of options, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 31, 2011 under the various circumstances presented. See "Employment Arrangements" and "Share-Based Award Agreements."

(3)
Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive's employment agreement for the various circumstances presented.

(4)
Since Messrs. Iordanou, Lyons and Hutchings are of retirement age (as defined in our plans), any unvested restricted shares/units and unvested stock options/SARs will continue to vest according to the vesting schedule and, in the case of stock options/SARs, the options/SARs will continue to have the full exercise period of 10 years from the date of grant. In the event the executives engage in a competitive activity (as defined in the award agreement) following retirement, the exercise periods for the options/SARs would be reduced.

(5)
In the case of termination due to death or disability, Mr. Hele (or his estate) will receive a prorated bonus based on the termination date; provided, however, that the amount may not be less than the average of the bonuses paid to him for the last three years. In the case of termination by the Company without cause or by the executive for good reason, Mr. Hele will be entitled to receive an amount equal to 18 months of base salary payable, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

(6)
In the case of termination by the Company without cause or by the executive for good reason, Mr. Grandisson will be entitled to receive 12 months of base salary payable in equal monthly installments.

(7)
In the case of termination by the Company without cause or by the executive for good reason, Mr. Lyons will be entitled to receive 12 months of base salary payable, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

(8)
In the case of termination by the Company without cause or by the executive for good reason, Mr. Hutchings will be entitled to receive 12 months of base salary payable in equal monthly installments.

Director Compensation

        The table below provides information concerning the compensation of the directors for fiscal year 2011. The Company's Board is led by our chairman, Constantine Iordanou, who is also the president and chief executive officer of the Company. Please refer to the "Summary Compensation Table" for Mr. Iordanou's compensation.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Wolfe "Bill" H. Bragin	119,000	59,925	—	—	—	26,570	(3)(4)	205,495
John L. Bunce, Jr.	96,000	59,925	—	—	—	6,734	(3)	162,659
Eric W. Doppstadt	89,083	59,925	—	—	—	—		149,008
Kewsong Lee	102,000	59,925	—	—	—	50,000	(4)	211,925
Yiorgos Lillikas	89,083	59,925	—	—	—	1,886	(3)	150,894
James J. Meenaghan	146,000	59,925	—	—	—	51,478	(3)(4)	257,403
John M. Pasquesi	93,500	59,925	—	—	—	96,974	(3)(4)	250,399
Brian S. Posner	119,083	59,925	—	—	—	4,154	(3)	183,162
John D. Vollaro(5)	610,000	—	—	—	—	77,926	(3)(6)	687,926
Robert F. Works	118,000	59,925	—	—	—	19,239	(3)(4)	197,164

(1)
Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $75,000. Each such director may elect to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended (commencing May 2012, the committee meeting fee will be $1,500). In addition, each non-employee director serving as chairman of the audit committee receives an annual fee of $50,000, and other members of the audit committee receive an annual fee of $25,000. Each non-employee director serving as a chairman of a committee other than the audit committee receives an annual fee of $5,000. Accordingly, this column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), meeting fees and committee chairman and retainer fees, as applicable. For the 2011-2012 annual period, Mr. Lillikas received his annual retainer fee in the form of cash and Messrs. Bragin, Bunce, Doppstadt, Lee, Meenaghan, Pasquesi, Posner and Works received their annual retainers in the form of 2,211 common shares.

(2)
Each year, the non-employee directors are granted a number of restricted shares equal to $60,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares will vest on the first anniversary of the grant date (commencing May 2012, the value of the restricted share grant will be $75,000). The grant date fair value indicated in the table has been calculated in accordance with FASB ASC Topic 718 Compensation—Stock Compensation. On May 6, 2011, each director received 1,767 restricted common shares. All of such shares will vest on May 5, 2012.

The aggregate number of share awards outstanding (i.e., unvested) as of December 31, 2011 for each non-employee director was 1,767 shares. In addition, the aggregate number of option awards outstanding as of December 31, 2011 for each non-employee director was as follows: (a) Kewsong Lee, 4,500 options; (b) James J. Meenaghan, 4,500 options; and (c) Robert F. Works, 4,500 options. Mr. Pasquesi received share-based awards in connection with his service to the Company in other capacities, including vice chairman. In addition, as of December 31, 2011 Mr. Vollaro had 10,200 unvested common shares and 334,050 outstanding stock options, which were awarded in connection with his service to the Company as chief financial officer. For additional information on ownership of the Company's securities, please refer to "Security Ownership of Certain Beneficial Owners and Management."

(3)
Includes reimbursement of certain travel expenses of a spouse/guest incurred in connection with a Company meeting.

(4)
The amount for Mr. Pasquesi includes $45,000 for payment of a Hart Scott Rodino filing fee, as required under his option agreement, and matching gifts made under the Company's matching gift program ("Matching Gifts") of $50,000. The amounts for Messrs. Lee and Meenaghan include Matching Gifts of $50,000 and $40,000, respectively. In addition, the amounts for Messrs. Bragin and Works include Matching Gifts, which did not exceed the greater of $25,000 or 10% of the total amount of "All Other Compensation."

(5)
Mr. Vollaro is a senior advisor and an employee of the Company. Mr. Vollaro's employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the compensation committee and the Board of Directors for his role as senior advisor of the Company. For 2011, Mr. Vollaro received a cash bonus of $360,000. In addition, Mr. Vollaro serves as chairman of the underwriting and oversight committee and is a member of each of the finance and investment committees of the Board. A description of Mr. Vollaro's employment agreement is included below.

(6)
The amount for Mr. Vollaro includes: (a) $30,185 in contributions to our defined contribution plans and payment of an amount in lieu of pension and matching contributions into the non-qualified deferred compensation plan of $725; and (b) $9,794 in tax gross up payments to reimburse Mr. Vollaro for the payment of taxes for club dues. In addition, includes the payment for life insurance premiums, club dues and tax preparation services, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Vollaro.

        In addition to the above arrangements, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees. The Company also provides a matching gift program pursuant to which the Company matches eligible contributions by non-employee directors to qualified charitable organizations. During 2011, the Company made an aggregate of approximately $174,250 in matching contributions on behalf of the non-employee directors.

  Employment Agreement of John D. Vollaro

        ACGL and John Vollaro entered into an employment agreement with a term extending through April 1, 2013. The employment period will continue on the same terms and conditions for an indefinite period until terminated by either party by providing at least six months' prior written notice to the other party. Pursuant to the agreement, Mr. Vollaro has served as senior advisor of ACGL since April 1, 2009. Mr. Vollaro's base salary is paid at the rate $250,000 per annum from April 1, 2009 through the remainder of the employment period, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Vollaro is eligible to receive annual cash bonuses and share-based awards at the discretion of ACGL's Board of Directors and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, Mr. Vollaro is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, Connecticut and any other governmental taxing authority over the amount that would have been payable by him had he resided in Connecticut for the entire calendar year.

        The agreement provides that if Mr. Vollaro's employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to the sum of the total remaining base salary and target annual bonus which would have been paid to Mr. Vollaro under his employment agreement for the period through the later of (a) the end of the original term of the agreement and (b) six months after the date of termination of employment (the "Severance Amount"). The Severance Amount would be payable over 12 months. The agreement also provides that if Mr. Vollaro's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Vollaro's employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive for the period extending from April 1, 2009 through the remainder of the employment period, an amount equal to the Severance Amount, in each case, (i) offset by any proceeds received from any insurance coverages provided by the Company, and (ii) such amount, will be paid to him (or his estate) promptly upon death or permanent disability, as applicable, and in no event later than March 15 of the calendar year following the calendar year of such termination of employment. Mr. Vollaro's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason.

        Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro's employment without cause or he terminates for good reason, the term of his non-competition period will extend for one year following termination. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

  Director Share Ownership Guidelines

        In an effort to further align the interests of the non-employee directors with the interests of shareholders, the Company has adopted share ownership guidelines that require the directors to retain common shares having a value of at least three times the annual cash retainer fee payable to the director. Each non-employee director has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement.

Security Ownership of Certain Beneficial Owners and Management

  Common Shares

        The following table sets forth information available to us as of March 12, 2012 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Ownership(1)
Artisan Partners Holdings LP(2)	20,411,360	15.1%
875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202
Baron Capital Group, Inc.(3)	10,545,918	7.8
767 Fifth Avenue New York, New York 10153
BlackRock, Inc.(4)	7,422,293	5.5
40 East 52nd Street New York, New York 10022
BART Partners, LLC(5)	6,709,755	5.0
199 Fremont Street, Suite 2500 San Francisco, CA 94105
Constantine Iordanou(6)	3,240,331	2.4
Wolfe "Bill" H. Bragin(7)	32,574	*
John L. Bunce, Jr.(8)	670,557	*
Eric W. Doppstadt(9)	4,974	*
Kewsong Lee(10)	469,869	*
Yiorgos Lillikas(11)	4,017	*
James J. Meenaghan(12)	53,715	*
John M. Pasquesi(13)	2,179,711	1.6
Brian S. Posner(14)	4,974	*
John D. Vollaro(15)	461,850	*
Robert F. Works(16)	82,720	*
John C.R. Hele(17)	201,999	*
Marc Grandisson(18)	927,035	*
Mark D. Lyons(19)	385,359	*
W. Preston Hutchings(20)	293,568	*
All directors and executive officers (16 persons)(21)	9,243,196	6.7

*
Denotes beneficial ownership of less than 1.0%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 12, 2012. Therefore, column (B) has been computed based on (a) 135,420,600 common shares actually outstanding as of March 12, 2012; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of March 12, 2012 upon the exercise of options held only by such person. All references to "options" in the above table and the related footnotes include SARs, as applicable.

(2)
Based upon a Schedule 13G/A filed with the SEC on February 6, 2012 jointly by Artisan Partners Holdings LP ("Artisan Holdings"), Artisan Investment Corporation, the general partner of Artisan Holdings ("Artisan Corp"), Artisan Partners Limited Partnership ("Artisan Partners"), Artisan Investments GP LLC, the general partner of Artisan Partners ("Artisan Investments"), ZFIC, Inc, the sole stockholder of Artisan Corp ("ZFIC"), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. ("Artisan Funds"). Andrew A. Ziegler and Carlene M. Ziegler are the principal stockholders of ZFIC. Artisan Partners is an investment advisor, and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of Artisan Partners. Artisan Investments is the general partner of Artisan Partners, and Artisan Corp is the general partner of Artisan Holdings. ZFIC is the sole stockholder of Artisan Corp. The Schedule 13G/A reported that the common shares have been acquired on behalf of discretionary clients of Artisan Partners, which holds 20,411,360 common shares, including 9,742,991 common shares on behalf of Artisan Funds. In addition, the Schedule 13G/A reported that (a) Artisan Holdings, Artisan Corp, Artisan Partners, Artisan Investments, ZFIC, Andrew A. Ziegler and Carlene M. Ziegler each has shared voting with respect to 18,704,369 common shares and shared dispositive power with respect to 20,411,360 common shares and (b) Artisan Funds has shared voting and dispositive power with respect to 9,742,991 common shares.

(3)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2012 jointly by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM") and Ronald Baron (collectively, the "Baron Group"). In the Schedule 13G/A, the Baron Group reported that BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that (a) BCG has shared voting power with respect to 10,193,708 common shares and shared dispositive power with respect to 10,545,918 common shares, (b) BAMCO has shared voting power with respect to 9,569,217 common shares and shared dispositive power with respect to 9,914,427 common shares, (c) BCM has shared voting power with respect to 624,491 common shares and shared dispositive power with respect to 631,491 common shares and (d) Ronald Baron has shared voting power with respect to 10,193,708 common shares and shared dispositive power with respect to 10,545,918 common shares.

(4)
Based on a Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. ("BlackRock"). In the Schedule 13G, BlackRock reported that it has sole voting power and dispositive power with respect to 7,422,293 common shares.

(5)
Based on a Schedule 13G filed with the SEC on February 7, 2012 by BART Partners, LLC ("BART"). In the Schedule 13G, BART reported that it has sole voting and dispositive power with respect to 6,709,755 common shares.

(6)
Amounts in columns (A) and (B) reflect (a) 820,162 common shares owned directly by Mr. Iordanou (including 222,315 restricted shares, which are subject to vesting), (b) 343,245 common shares owned by a limited liability company, for which Mr. Iordanou serves as the managing member for the benefit of members of his family, (c) 379,314 common shares which are held by a grantor retained annuity trust, (d) 327,438 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof, (e) 1,358,556 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof, which are held by grantor retained annuity trusts and (f) 11,616 common shares owned by Mr. Iordanou's child. Amounts do not include (a) 66,710 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof, (b) 42,000 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof, which are held by a grantor retained annuity trust and (c) 53,004 restricted common share units that will be settled in common shares after the termination of Mr. Iordanou's employment (or, if earlier, December 31, 2017) as provided in the award agreement. Mr. Iordanou disclaims beneficial ownership of all shares owned by his child.

(7)
Amounts in columns (A) and (B) reflect 32,574 common shares owned directly by Mr. Bragin (including 1,767 restricted shares, which are subject to vesting).

(8)
Amounts in columns (A) and (B) reflect 670,557 common shares owned directly by Mr. Bunce (including 1,767 restricted shares, which are subject to vesting).

(9)
Amounts in columns (A) and (B) reflect 4,974 common shares owned directly by Mr. Doppstadt (including 1,767 restricted shares, which are subject to vesting).

(10)
Amounts in columns (A) and (B) reflect (a) 465,369 common shares owned directly by Mr. Lee, (including 1,767 restricted shares, which are subject to vesting) and (b) 4,500 common shares issuable upon exercise of currently exercisable options.

(11)
Amounts in columns (A) and (B) reflect 4,017 common shares owned directly by Mr. Lillikas (including 1,767 restricted shares, which are subject to vesting).

(12)
Amounts in columns (A) and (B) reflect (a) 49,215 common shares owned directly by Mr. Meenaghan (including 1,767 restricted shares, which are subject to vesting) and (b) 4,500 common shares issuable upon exercise of currently exercisable options.

(13)
Amounts in columns (A) and (B) reflect (a) 1,002,804 common shares owned directly by Otter Capital LLC, for which Mr. Pasquesi serves as the managing member, (b) 1,171,739 common shares owned directly by Mr. Pasquesi (including 1,767 restricted shares, which are subject to vesting) and (c) 5,168 common shares owned by a trust for which Mr. Pasquesi and his spouse are the trustees. The 1,002,804 common shares held by Otter Capital LLC are pledged as security.

(14)
Amounts in columns (A) and (B) reflect 4,974 common shares owned directly by Mr. Posner (including 1,767 restricted shares, which are subject to vesting).

(15)
Amounts in columns (A) and (B) reflect (a) 117,600 common shares owned directly by Mr. Vollaro (including 10,200 restricted shares, which are subject to vesting) and (b) 344,250 common shares issuable upon exercise of currently exercisable options.

(16)
Amounts in columns (A) and (B) reflect (a) 78,220 common shares owned directly by Mr. Works (including 1,767 restricted shares, which are subject to vesting) and (b) 4,500 common shares issuable upon exercise of currently exercisable options.

(17)
Amounts in columns (A) and (B) reflect (a) 105,998 common shares owned directly by Mr. Hele (including 65,796 restricted shares, which are subject to vesting) and (b) 96,001 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof. Amounts do not include 19,599 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof.

(18)
Amounts in columns (A) and (B) reflect (a) 418,224 common shares owned directly by Mr. Grandisson (including 51,597 restricted shares, which are subject to vesting), (b) 660 common shares owned by his spouse and (c) 508,151 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof. Amounts do not include 25,999 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof.

(19)
Amounts in columns (A) and (B) reflect (a) 27,559 common shares owned directly by Mr. Lyons and (b) 357,800 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof. Amounts do not include (a) 20,598 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof and (b) 90,750 restricted common share units (including 42,498 restricted common share units, which are subject to vesting), which will be settled in common shares after the termination of Mr. Lyons' employment as provided in the award agreements.

(20)
Amounts in columns (A) and (B) reflect (a) 38,148 common shares owned directly by Mr. Hutchings (including 32,898 restricted shares, which are subject to vesting), (b) 71,769 common shares held by a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries (the "Trust"), and (c) 183,651 common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof (118,000 of such stock options have been transferred to the Trust). Amounts do not include 16,699 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof.

(21)
In addition to securities beneficially owned by the directors and the named executive officers reflected in the table, includes an aggregate of 229,943 common shares, including common shares issuable upon exercise of stock options that are exercisable currently or within 60 days of the date hereof, which are beneficially owned by an additional executive officer who is not a director of ACGL.

  Preferred Shares

        The following table sets forth information available to us as of March 12, 2012 with respect to the ownership of our non-cumulative preferred shares by (1) each director and named executive officer of ACGL and (2) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Our preferred shares are not convertible into common shares, and the holders of the preferred shares do not have any voting rights (except under certain limited circumstances). For a description of the terms of our preferred shares, please see note 16, "Shareholders Equity," of the notes accompanying our consolidated financial statements included in our 2011 Annual Report.

Preferred Shares
	Series A Preferred Shares		Series B Preferred Shares
Name of Beneficial Owner	Number of Series A Preferred Shares Beneficially Owned	Rule 13d-3 Percentage Ownership	Number of Series B Preferred Shares Beneficially Owned	Rule 13d-3 Percentage Ownership
Constantine Iordanou	11,224	*	68,673	*
Wolfe "Bill" H. Bragin	300	*	1,000	*
James J. Meenaghan	4,098	*	7,013	*
W. Preston Hutchings	2,500	*	0	*
All directors and executive officers (16 persons)	18,122	*	76,686	1.5%

*
Denotes beneficial ownership of less than 1.0%

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2011, except that one report was filed late on behalf of Mr. Iordanou reflecting family planning transfers.

 Certain Relationships and Related Transactions

        Generally, transactions with related persons are subject to the review by the Board of Directors of ACGL. The Board of Directors has adopted written procedures regarding the review of transactions involving companies affiliated with funds managed by Warburg Pincus or another company in which a non-employee director of ACGL has a material interest (each a "portfolio company"), on the one hand, and ACGL or one of its subsidiaries, on the other hand.

        Under the procedures, these transactions must be reviewed and approved by the management of ACGL or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm's-length or on terms that are otherwise fair to ACGL and its subsidiaries. In addition, these transactions also require the approval of ACGL under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of ACGL writes a direct insurance policy for a portfolio company unless a non-U.S. subsidiary will receive $3 million or more in annual premiums and (2) a transaction in which a U.S.-based subsidiary of ACGL (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which such U.S.-based insurance subsidiary of ACGL will receive $3 million or more in annual premiums, in which case, the general counsel of Arch Capital Services Inc. should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASDAQ and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board of Directors is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.

        In addition, as of March 12, 2012, BlackRock, Inc. owned approximately 5.5% of the Company's outstanding common shares based on BlackRock's most recent Schedule 13G filing. BlackRock, through its subsidiaries, provides various investment management, investment trade support and investment accounting and risk analysis services to ACGL and its subsidiaries. During 2011, the Company incurred approximately $7.1 million, in the aggregate, under these services arrangements with BlackRock.

        Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman Limited, which provides legal services to the Company and its subsidiaries.

        See also "Compensation Committee Interlocks and Insider Participation" for a description of transactions with certain related persons.

PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS

        Under our bye-law 75, the Boards of Directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as designated company directors ("Designated Company Directors").

        The persons named below have been nominated to serve as Designated Company Directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for a nominee is withheld, the enclosed proxy will be voted for the nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that the nominee is unable or declines to serve.

Arch Capital Holdings Ltd.	Arch Syndicate Investments Ltd
Graham B.R. Collis	Paul S. Robotham
John C.R. Hele	James R. Weatherstone

Arch Investment Holdings I Ltd. Arch Investment Holdings II Ltd. Arch Investment Holdings III Ltd. Arch Investment Holdings IV Ltd.	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Underwriting Services, Ltd.
John C.R. Hele	Graham B.R. Collis
W. Preston Hutchings	John C.R. Hele

Arch Reinsurance Ltd.	Arch Investment Management Ltd.
Marc Grandisson	John C.R. Hele
Nicolas Papadopoulo	W. Preston Hutchings
Maamoun Rajeh	Constantine Iordanou

Arch Mortgage Insurance Limited	Arch Reinsurance Europe Underwriting Limited
Anthony Asquith	William J. Cooney
Marc Grandisson	Marc Grandisson
Mark Nolan	Michael A. Greene
Nicolas Papadopoulo	Nicolas Papadopoulo
Maamoun Rajeh	Maamoun Rajeh
John F. Rathgeber	Søren Scheuer
Andrew Rippert	Helmut Söhler

Arch Insurance Company (Europe) Limited	Arch Europe Insurance Services Ltd
Dennis R. Brand	William E. Beveridge
Michael H. Kier	Knud Christensen
Mark D. Lyons	Elizabeth Fullerton-Rome
David McElroy	David W. Hipkin
Martin J. Nilsen	Paul S. Robotham
Paul S. Robotham	Budhi Singh
Budhi Singh	Angus Watson
James R. Weatherstone	James R. Weatherstone

Arch Financial Holdings Europe I Limited Arch Financial Holdings Europe II Limited	Arch Financial Holdings B.V.
Marc Grandisson	Wolbert H. Kamphuijs
Nicolas Papadopoulo	Søren Scheuer
Maamoun Rajeh	Helmut Söhler
Helmut Söhler	Iwan van Munster

Arch Underwriting at Lloyd's Ltd	Arch Underwriting at Lloyd's (South Africa) (Proprietary) Limited
William E. Beveridge	William E. Beveridge
Dennis R. Brand	Dennis R. Brand
Elizabeth Fullerton-Rome	Stephen Fogarty
David W. Hipkin	Elizabeth Fullerton-Rome
Michael H. Kier	David W. Hipkin
Mark D. Lyons	Michael H. Kier
David McElroy	Mark D. Lyons
Martin J. Nilsen	David McElroy
Paul S. Robotham	Martin J. Nilsen
James R. Weatherstone	Paul S. Robotham
James R. Weatherstone

Arch Underwriting at Lloyd's (Australia) Pty Ltd	Alwyn Insurance Company Limited
William E. Beveridge	Paul Cole
Dennis R. Brand	Michael Feetham
Elizabeth Fullerton-Rome	Marc Grandisson
David W. Hipkin	Nicolas Papadopoulo
Michael H. Kier	Elisabeth Quinn
Mark D. Lyons	Maamoun Rajeh
Adam Matteson
David McElroy
Martin J. Nilsen
Paul S. Robotham
James R. Weatherstone

Arch Risk Partners Ltd.	Insurance Technology Services Inc.
Marc Grandisson	Edgardo Balois
Lin Li-Williams	Peter Calleo
Helmut Söhler	Rommel Mercado
Carla Santamaria-Seña
Scott Schenker

Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 2)
Marc Grandisson
Nicolas Papadopoulo
Maamoun Rajeh

        Mr. Asquith, 59, has served as a director of Arch Mortgage Insurance Limited ("Arch Mortgage") since March 2012. He began his career with the British Army, retiring in 1981 with the rank of Captain. From 1981 to 2010, Mr. Asquith served in senior management roles at two reinsurance broking companies, E.W. Payne and Guy Carpenter, including the roles of managing director and global client development manager for Guy Carpenter & Co. Ltd. Mr. Asquith is a graduate of the Royal Military Academy Sandhurst, England, and the University College of Wales in Wales.

        Mr. Balois, 62, is general partner of Siguion Reyna, Montecillo & Ongsiako Law Offices in the Philippines where he has practiced corporate law since 1976. He sits on the boards of several Philippine companies and serves as corporate secretary for some of them. He is also a resident agent of certain foreign companies having branches in the Philippines. He obtained his Bachelor of Laws degree in 1975 from the University of the Philippines.

        Mr. Beveridge, 42, began his career in 1989 working as a broker with Sedgwick Marine and Cargo. In 1995, he joined the Brockbank Syndicate 861 at Lloyd's as an underwriter on the marine hull account. Mr. Beveridge became class hull underwriter in 1998 and, in 2002 was appointed deputy underwriter of the XL London Market Ltd. Syndicate 1209. He was responsible for marine and offshore business in Europe and Bermuda at XL London Market. Mr. Beveridge joined Arch Insurance Company (Europe) Limited ("Arch Insurance Europe") in January 2005. He currently sits on the London Market Joint Hull Committee, of which he was chairman from July 2003 to September 2004, and the International Union of Marine Insurers Ocean Hull Committee. He also is a member of the General Committee of Lloyd's Register and has previously sat on the London market Joint War Committee and the Lloyd's Market Association Marine Committee. He is currently a senior vice president at Arch Insurance Europe and the active underwriter for the Company's Lloyd's Syndicate 2012.

        Mr. Brand, 61, joined Arch Insurance Group in 2004 as senior vice president and chief reinsurance officer. He currently serves as senior executive vice president and chief administration officer at Arch Insurance Group where he oversees reinsurance, finance, information technology, actuarial, corporate underwriting, human resources, legal and premium audit departments. Prior to joining Arch, Mr. Brand has held various positions in the insurance industry: first in finance, then in assumed underwriting and ceded reinsurance, as well as serving in other operational roles in the industry. Mr. Brand has over 25 years reinsurance and executive management experience through positions held at Kemper and Reliance. Mr. Brand holds a B.A. in business from West Virginia University; he has also served in the United States Navy.

        Mr. Calleo, 38, has been vice president, counsel and assistant secretary of Arch Insurance Group since March 2010. From June 2007 until March 2010, Mr. Calleo served as vice president and counsel for Arch Insurance Group, and from June 2003 until June 2007, he served as assistant vice president and counsel for Arch Insurance Group. Prior to that time, Mr. Calleo practiced corporate and securities law at the New York law firm of Weil, Gotshal & Manges LLP. He holds a B.A. degree (cum laude) from Villanova University and a law degree (with distinction) from Hofstra Law School, where he also served as a research editor for the Hofstra Law Review.

        Mr. Christensen, 64 joined Arch Insurance Europe in January 2004 as head of operations, and has served as chief administration officer and senior vice president since 2005. Since 2011, Mr. Christensen has been the project manager for the Solvency II Project for Arch Europe responsible for the development and implementation of the Solvency II Project. Mr. Christensen was human resources director for CNA Insurance Company Europe from 1999 to 2003 in London where he was responsible for the human resources strategy development for the European operations, including branches in Germany, the Netherlands, France and Spain. He also worked for British Petroleum ("BP") between 1988 and 1999 in a number of senior management human resources roles. During this time, he was a member of the European Council for BP advising on a number of issues relating to the strategic business development of BP's European organization.

        Mr. Cole, 39, has served as a director of Alwyn Insurance Company Limited ("Alwyn Insurance") since July 2011. He is currently a director of Quest Insurance Management (Gibraltar) Limited ("Quest"), a company that specialises in providing management services to insurance company clients, which he joined in 2007. Prior to joining Quest, he held senior roles for several years within the investment banking division of HSBC Bank plc. He is also an associate member of the Chartered Institute of Management Accountants (ACMA) and is a member of the Chartered Institute of Insurers.

        Mr. Collis, 51, has practiced law at Conyers Dill & Pearman Limited in Bermuda since 1992, where he has been a partner since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.

        Mr. Cooney, 62, has extensive reinsurance broking experience spanning over 30 years in Ireland and the U.K. From 1978 to 2006, he served in various management positions, including managing director, at the Coyle Hamilton International Group Ltd in Dublin (currently part of Willis). During that time, he had executive responsibilities and managed the overall structure, growth and development of the reinsurance division. He also serves on the boards of several Irish companies.

        Mr. Feetham, 67, joined the board of directors of Alwyn in December 2011. Mr. Feetham served as a Member of the Gibraltar Parliament from 1984 to1996 and Minster for Trade and Industry with responsibility for Gibraltar's Economic Development, Trade, Port and the Finance Centre from 1988 to1996. During this time, his responsibilities included the introduction of key financial services legislation in Gibraltar. Since 1996, Mr. Feetham has served as a director for several companies in Gibraltar and a consultant.

        Mr. Fogarty, 48, joined Arch Underwriting at Lloyd's (South Africa) (Proprietary) Limited in 2010 as regional director, South Africa. He started his career in 1984 in Zimbabwe as a broker with CT Bowring and subsequently Sedgwick James. In 1992, Mr. Fogarty joined Willis Faber in Bahrain, then returned to Zimbabwe in 1998 as commercial lines manager for the local AIG operations. From 2002 to 2010, Mr. Fogarty worked in the AIG South African operation where his most recent position was regional property and terrorism manager for Africa. He holds a B.A. degree from the University of Natal, South Africa. He is an associate of the Insurance Institute of South Africa and is a Chartered Insurance Practitioner through the Chartered Insurance Institute of the U.K.

        Mrs. Fullerton-Rome, 40, joined Arch Insurance Europe in January 2006 and serves as senior vice president, legal, regulatory and compliance officer. She also serves as compliance officer for Arch Insurance Europe's Lloyd's operations and Syndicate 2012. She previously was a senior manager at KPMG, where she worked in the financial services division specializing in Lloyd's, London Market insurance and general insurance from 1998 to 2005. She has a BA, MA (Oxon) from Oxford University, and she is a qualified chartered accountant.

        Mr. Grandisson, 44, has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Re (Bermuda) from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin (now Towers Watson). Mr. Grandisson holds an M.B.A. degree from The Wharton School of the University of Pennsylvania. He is also a Fellow of the Casualty Actuarial Society.

        Mr. Greene, 58, is a legal and business consultant and serves on the board of several Irish and U.S. corporations. From 1983 to May 2008, he was a partner at A&L Goodbody, a leading Irish law firm. He ran the firm's New York office for three years, was head of the corporate department for four years and served as Chairman of the firm for three years until June 2005. He also works pro bono with the International Bar Association, where he is an officer in the leadership of that organization.

        Mr. Hele, 53, has been executive vice president, chief financial officer and treasurer of ACGL since April 2009 and chief risk officer of ACGL since February 2012. Prior to joining us, from April 1, 2007 to March 2009, he was the chief financial officer and a member of the Executive Board of ING Group. Prior thereto, from February 2006 to April 2007, Mr. Hele was deputy chief financial officer of ING Group and, from October 2003 to January 2006, he was the general manager and chief insurance risk officer of ING Group responsible for global insurance risk management and also served as its group actuary. From 1999 to 2003, he was the chief executive officer of Worldinsure, Bermuda. Previously, from 1988 to 1999, Mr. Hele was an investment banker with Merrill Lynch and also served in marketing and finance positions with its Private Client Division. In addition, from 1980 to 1987, he held various actuarial, finance and business roles at Crown Life. Mr. Hele holds a Bachelor's degree in mathematics from the University of Waterloo and is a Fellow of the Society of Actuaries, a Member of the American Academy of Actuaries and a Fellow of the Canadian Institute of Actuaries.

        Mr. Hipkin, 53, joined Arch Insurance Europe in 2005 to develop and manage the marine and energy liability line of business. In July 2008, Mr. Hipkin was appointed chief underwriting officer of Arch Insurance Europe. He has 30 years experience in the insurance industry, and during that time, he worked both as a broker and an underwriter. Immediately prior to joining Arch Insurance Europe, Mr. Hipkin was an executive director of Atrium Underwriters Ltd, the Lloyd's managing agency responsible for the operations of Syndicates 609 and 570. Mr. Hipkin was a member of Lloyd's from 1983 to 1986.

        Mr. Hutchings, 55, has served as president of Arch Investment Management Ltd. since April 2006 and senior vice president and chief investment officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as senior vice president and chief investment officer. Previously, he was senior vice president and chief investment officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

        Mr. Iordanou, 62, has been chairman of the board of ACGL since November 6, 2009 and president and chief executive officer of ACGL since August 2003. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University.

        Mr. Kamphuijs, 51, is currently a deputy managing director and has held various senior positions at Equity Trust in the Netherlands since 2000. Prior to joining Equity Trust, he was at Fortis Intertrust in Amsterdam in management and senior roles. He holds a LLM degree from Alberdingk Thijm College and the University of Utrecht in the Netherlands. He also holds a LLM degree from the University of Utrecht in the Netherlands.

        Mr. Kier, 65, is currently an independent consultant with over 40 years of experience in the insurance and reinsurance markets. He was a consultant to the Heath Lambert Group in the U.K., having served prior to that time as chairman of the Lloyd's broker, Heath Lambert Ltd. He has extensive management and broking experience, having been chairman of CE Heath Plc and chief executive officer of Fielding & Partners in the U.K. He is currently a producer/broker consultant to Aon.

        Mrs. Li-Williams, 41, joined Arch Insurance Europe in February 2011 as managing director commercial development and was appointed chief executive officer of Arch Risk Partners Ltd. in July 2011. From September 2008 to December 2010, she served as business development director and capital markets leader at Genworth Financial Europe. Prior to Genworth, she was a director at Wachovia Securities International from 2006 responsible for setting up the European platform of a product line. Prior to that time, she held various senior positions with a number of financial institutions, including head of business development and transactions at Radian international mortgage group, a senior research analyst at Dresdner Kleinwort Wasserstein's securitization research team and a lead credit analyst at Moody's Investors Service. She served as a member of the board of governors of CMSA-Europe (now CRE Finance Council) from 2005 to 2007. Mrs. Li-Williams holds an MSc degree from Massachusetts Institute of Technology and an MA degree from Beijing Foreign Studies University.

        Mr. Lyons, 55, has served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, and chairman and chief executive officer of Arch Insurance Group Inc. ("Arch Insurance Group") since July 2008. Prior thereto, he served as president and chief operating officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as executive vice president of group operations and chief actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Lyons is on the Board of Overseers of the St. John's School of Risk Management & Insurance, is a trustee of Elizabethtown College and on the Board of Visitors for the Wake Forest University School of Business.

        Mr. Matteson, 40, joined Arch Underwriting at Lloyd's (Australia) Pty Ltd, Regional Director, Australasia, in 2009. He started his insurance career as an underwriter in Australia, working for two insurance companies from 1988 through 1998 which are currently part of Allianz and Zurich Financial Services, respectively. In 1998, Mr. Matteson worked as a reinsurance underwriter with Sydney Re (now part of QBE Group), then with Munich Re Australia where he had national responsibility for their property product. He is member of the Branch Executive Committee of the Australian and New Zealand Institute of Insurance and Finance. He is also a member of the Insurance Council of Australia's Property Working Committee and the Strategic Risk Committee.

        Mr. McElroy, 53, joined Arch Insurance Group in 2009 as the president of the financial and professional liability group, which is comprised of the executive assurance, professional liability, surety and healthcare lines. Prior to joining Arch Insurance Group, McElroy was a senior vice president at The Hartford Financial Services Corporation. He joined Hartford in 2000 from the acquisition of the directors and officers and errors and omissions business of Reliance National. He started his career at Chubb. Mr. McElroy is a graduate of Temple University with a B.A. degree in business administration.

        Mr. Mercado, 41, is a partner at Siguion Reyna Montecillo & Ongsiako Law Offices, which he joined in 1996. He also teaches law at the Ateneo de Manila University School of Law in the Philippines. He is a graduate of Columbia University School of Law in New York and the Ateneo de Manila University in the Philippines.

        Mr. Nilsen, 62, joined Arch Insurance Group in November 2002 as senior vice president and general counsel, and became secretary in May 2003. He held those positions until March 2012, when he assumed the position of senior advisor to Arch Insurance Group. He also served as the group compliance officer until March 2012. Prior to joining Arch Insurance Group, Mr. Nilsen practiced law with the firm of Edwards Angell Palmer and Dodge LLP from December 1999 to November 2002, as counsel and as partner-in-charge of the New York office. From April 1995 to December 1999, Mr. Nilsen was a partner in the firm of Wilson, Elser, Moskowitz, Edelman & Dicker LLP, in the firm's New York office. Mr. Nilsen was also a partner in the New York firm of Bigham Englar Jones & Houston from January 1994 until April 1995, and practiced law with the firm of LeBoeuf, Lamb, Greene & MacRae LLP from June 1984 until December 1993. From November 1981 until May 1984, Mr. Nilsen was associated with the firm of Trubin Sillcocks Edelman & Knapp in New York. From August 1978 to November 1981, he was a member of the Continental Insurance Companies' law department in New York, where he was counsel, and from October 1975 to August 1978, he was an attorney with Lawyers Title Insurance Corporation. Mr. Nilsen holds B.A. and J.D. degrees from St. John's University.

        Mr. Nolan, 45, joined Arch Reinsurance Europe Underwriting Limited ("Arch Re Europe") in November 2008 as finance director. He has served as a director for Arch Mortgage since December 2011. Prior to joining Arch Re Europe, he served as chief financial officer for the European operations of Quanta Capital Group and managing director of Quanta Europe Limited during 2003 to 2008. From 2001 and 2003, Mr. Nolan was general manager and director of Chubb Financial Products (Ireland) Limited. Mr. Nolan has held other finance and operations positions with insurance companies and financial institutions and commenced his career as a chartered accountant. He is a Fellow of the Institute of Chartered Accountants in Ireland and qualified as a member of the Associations of Corporate Treasurers in 2000.

        Mr. Papadopoulo, 49, has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as chief underwriting officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a Fellow at the French Actuarial Society.

        Mrs. Quinn, 48, has served as a director of Alwyn Insurance since July 2011. Since 2004, she has been a director of Quest Insurance Management (Gibraltar) Limited, a company that specializes in providing management services to insurance company clients. In her role, she is responsible for the finance and accounting function and sits on a number of insurance company boards and committees. Prior to setting up Quest, Mrs. Quinn worked for Touche Ross (now Deloitte LLP) in London from 1986 to 1990 and as an audit manager for a small firm of accountants from 1990 to 1995. She is a graduate of Southampton University and a qualified chartered accountant.

        Mr. Rajeh, 41, has served as the chief underwriting officer of Arch Re (Bermuda) since November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as assistant vice president at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.

        Mr. Rathgeber, 57, has been vice chairman of Arch Worldwide Reinsurance Group, an executive position of ACGL, and chairman of Arch Re U.S. since November 2009. From March 2009 to November 2009, he was chairman and chief executive officer of Arch Re U.S. Prior thereto, he was president and chief executive officer of Arch Re U.S. from April 2004 to February 2009 and managing director and chief operating officer of Arch Re U.S. from December 2001 to March 2004. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Mr. Rippert, 50, has served as president and chief executive officer of Arch Mortgage Insurance since December 2011. Prior to December 2011, he served as senior executive of mortgage insurance at Arch Re (Bermuda). He joined Arch Insurance Europe in September 2010 as a senior vice president. Prior to that time, he worked as a consultant to mortgage insurers and mortgage backed security investors. From 2001 through 2006, he held various positions at Radian Guaranty Inc., a subsidiary of Radian Group Inc. including senior vice president and managing director of the international mortgage insurance group. He has also worked in reinsurance as an actuary and underwriter. Mr. Rippert graduated from Drexel University with B.S. degrees in physics and mathematics and with an MBA from the Wharton School of the University of Pennsylvania. Mr. Rippert is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Mr. Robotham, 47, has been senior vice president and chief financial officer of Arch Insurance Europe since October 2005. Mr. Robotham joined Coopers & Lybrand in 1986 where he qualified as a chartered accountant in 1989. Mr. Robotham has over 20 years experience in the insurance industry beginning in 1990. Prior to joining Arch Insurance Europe, he served as chief financial officer of Zurich Corporate Solutions at Zurich Insurance Company. He has a joint honors degree in accounting and economics from Bangor University. Mr. Robotham serves on the Accounts Taxation and Solvency Committee of the International Underwriting Association of London.

        Ms. Santamaria-Seña, 41, is currently a partner at the law firm of Siguion Reyna, Montecillo & Ongsiako in the Philippines. She joined her current law firm in 1997. Prior to that time, she practiced law at the firm of Sycip, Salazar, Hernandez & Gatmaitan. Ms. Seña also teaches civil law at the University of Santo Tomas Faculty of Civil Law where she graduated in 1995.

        Mr. Schenker, 46, joined Arch Insurance Group in February 2012 as senior vice president and chief information officer. Prior to joining Arch Insurance Group, Mr. Schenker provided consulting services to the insurance industry as a partner and senior managing director with SMART Business Advisory and Consulting LLC from November 2001 to March 2011. Mr. Schenker was leading the insurance practice when the firm was acquired by Grant Thornton LLP, where he served as a partner in the business advisory services group from March 2011 to February 2012. Mr. Schenker has also held senior positions focusing on information systems technology since 1993, and he began his career in 1987 as a member of technical staff of AT&T Bell Laboratories. He holds B.S. and M.E. degrees in electrical engineering from Rensselaer Polytechnic Institute.

        Mr. Scheuer, 48, has served as general manager of Arch Re Accident & Health ApS ("Arch Re Denmark") in Denmark since September 2010. Prior to that time, he served as chief executive officer of Arch Re Europe in Dublin from June 2008 and as general manager of Arch Re Denmark from May 2007 to June 2008. Before joining Arch Re Denmark, he served as general manager of Danish Re from October 2000 to May 2007 and was responsible for accident & health business worldwide. Prior to that time, he held various positions at the International Division of ReliaStar Reinsurance Group (now ING ReliaStar) from 1991, including managing director of the Danish Branch since 1997. Prior to 1991, Mr. Scheuer worked as an actuarial assistant at the largest Danish life and pension company, Statsanstalten for Livsforsikring. Mr. Scheuer graduated from the University of Copenhagen in

Denmark with a masters degree in actuarial science. He is also a member of the International Actuarial Association and a Fellow at the Danish Actuarial Society.

        Mr. Singh, 50, joined Arch Insurance Europe in October 2005 as actuary and chief risk officer. He has more than 20 years experience in the insurance industry. Prior to joining Arch Insurance Europe and for the period from April 2004 to September 2005, Mr. Singh was director of risk and capital planning with ACE European Group Ltd. Mr. Singh joined ACE European Group Ltd in May 2001 as the chief actuary. For the period August 1998 to May 2001, Mr. Singh was head of customer risk management and GI Actuary for Lloyds TSB Bank. Mr. Singh is a Fellow of the Institute of Actuaries and holds a BSc from Southampton University.

        Mr. Söhler, 53, has served as president and chief executive officer of Arch Re Europe in Dublin since September 2010. From December 2008 to September 2010, he served as president and chief executive officer of the Swiss Branch of Arch Re Europe. From October 2006 to December 2008, he served as the president and chief executive officer of the Swiss Branch of Arch Re (Bermuda). Prior to 2006, he held various positions at Executive Boards of the Gothaer Group, a German mutual based in Cologne from 1998. Prior to 1998, Mr. Söhler worked for more than 10 years for Kölnische Rück (today part of General Re) in various underwriting and management positions. Mr. Söhler has a degree in business administration from Hamburg University.

        Mr. van Munster, 36, is currently a team leader legal at TMF Netherlands B.V. Prior to joining TMF Netherlands B.V. in 2010, he practiced law at Baker & McKenzie Amsterdam N.V. for five years. From 1998 to 2005, he practiced law in the Netherlands, starting his career at the law firm of Holland Van Gijzen Advocaten en Notarissen. He is a graduate of the Titus Brandsmalyceum and the University of Tilburg in the Netherlands.

        Mr. Watson, 47, serves as senior vice president and chief operations officer of Arch Insurance Europe. He joined Arch Insurance Europe in March 2005 as head of claims. He has over 20 years of experience handling claims in the insurance industry. Prior to joining Arch Insurance Europe, he held various claims management positions, including head of claims, at Hiscox Insurance Company in the U.K. between 1999 and 2006. From 1993 to 1996, Mr. Watson also served in a variety of claims management roles at Chubb Insurance Company of Europe.

        Mr. Weatherstone, 45, has been president and chief executive officer of Arch Insurance Europe since May 2008. Prior to that time, he served as chief underwriting officer and senior vice president of Arch Insurance Europe since March 2007. On joining Arch Insurance Europe in 2005, he was originally appointed as vice president and manager of executive assurance. Prior to Arch Insurance Europe, Mr. Weatherstone was employed by XL Group plc from 1992 until 2005 where he held various roles, including deputy underwriter of Syndicate 861/1209 at Lloyd's and director of Brockbank Syndicate Management Ltd. In 2002, he was responsible for establishing the London branch of XL Europe Ltd for the purpose of writing executive assurance and professional liability business. Prior to XL Group plc, he worked as a financial lines underwriter with the Merrett Group and as a broker with Willis Ltd. Mr. Weatherstone is an associate of the Chartered Insurance Institute and a graduate in Economics & History from Exeter University.

Required Vote

        The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for the election of Designated Company Directors.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

PROPOSAL 3—APPROVAL OF ARCH CAPITAL GROUP LTD. 2012 LONG TERM
INCENTIVE AND SHARE AWARD PLAN

Introduction

        A proposal will be presented at the annual general meeting to approve the Arch Capital Group Ltd. 2012 Long Term Incentive and Share Award Plan (the "2012 Plan"). On February 29, 2012, with the recommendation of the compensation committee, the Board of Directors adopted the 2012 Plan, subject to shareholder approval. The purposes of the 2012 Plan are to advance the interests of ACGL and its shareholders by providing a means to attract, retain and motivate employees and directors of ACGL and its subsidiaries. The 2012 Plan is intended to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.

        The Arch Capital Group Ltd. 2007 Long Term Incentive and Share Award Plan (the "2007 Plan") will be merged with and into the 2012 Plan as of the effective date of the 2012 Plan. No additional grants will be made thereafter under the 2007 Plan. Outstanding grants under the 2007 Plan as of the effective date will continue in effect in accordance with their terms as in effect on the effective date (subject to such amendments as the Committee determines appropriate, consistent with the terms of the 2007 Plan), and the shares with respect to such outstanding grants will be issued or transferred under the 2012 Plan.

        As of February 21, 2012, the status of stock options and stock appreciation rights, restricted shares and restricted share units under ACGL's 2007 Plan and 2005 Long Term Incentive and Share Award Plan (the "2005 Plan"), which was previously merged into the 2007 Plan, is as follows:

Stock Options and Stock Appreciation Rights
Number of common shares subject to outstanding options	7,422,852
Weighted average exercise price per share	$20.77
Weighted average remaining term in years	5.44
Restricted Common Shares and Units
Restricted common share awards—unvested balance	1,422,530
Restricted unit awards—unissued balance	298,125
Available for Future Grant
2007 Plan	3,366,409

        The following summary is qualified in its entirety by reference to the 2012 Plan, which is attached as Appendix A to this proxy statement.

Description of 2012 Plan

  General

        The 2012 Plan will provide for the grant to eligible employees and directors of stock options, stock appreciation rights ("SARs"), restricted shares, restricted share units payable in common shares or cash, dividend equivalents, performance shares and performance units and other share-based awards (the "Awards"). The 2012 Plan also will provide our non-employee directors with the opportunity to receive the annual retainer fee for Board service in common shares. The number of common shares reserved for grants of Awards under the 2012 Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure, will be the sum of (i) 4,280,000 and (ii) the number of common shares remaining available for grants under the 2007 Plan (which will be merged into the 2012 Plan) as of the effective date; provided, that no more than 50% of such common shares may be issued in connection with Full Value Awards (i.e., Awards other than stock options or SARs) and no more than 2,000,000 common shares may be issued as incentive stock options under Section 422 of the Code. If any Awards (including any Awards granted under the 2007 Plan or under the 2005 Plan, which was previously merged into the 2007 Plan) are forfeited, cancelled, terminated, exchanged or surrendered or any such Award is settled in cash or otherwise terminates without a distribution of common shares to the participant, any common shares counted against the number of common shares reserved and available under the 2012 Plan with respect to such Award will, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the 2012 Plan in the same form (i.e., either (A) Full Value Awards or (B) stock options or SARs) as the form of the Award that was forfeited settled, terminated, cancelled, exchanged or surrendered, as the case may be. Notwithstanding the foregoing, common shares subject to an Award under the 2012 Plan may not again be made available for issuance under the 2012 Plan if such common shares (x) were subject to a stock option or stock-settled SAR and were not issued upon the net settlement or net exercise of such stock option or SAR, or (y) were delivered to or withheld by the Company to pay the exercise price or withholding taxes under stock options, SARs or other Awards. If the 2012 Plan is approved by shareholders, the total number of common shares that will be reserved for new Awards under our stock incentive plans as of February 21, 2012, will be 7,646,409.

  Eligibility and Administration

        Officers, other employees and directors of ACGL and its subsidiaries and affiliates will be eligible for grants of Awards under the 2012 Plan. The 2012 Plan will be administered by the compensation committee or such other committee of the Board of Directors (or the entire Board of Directors) as may be designated by the Board of Directors (the "Committee"). The Committee will determine which eligible employees and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee will have authority to waive conditions relating to an Award or accelerate vesting of Awards. The 2012 Plan will provide for the payment of all or a portion of the annual retainer fee for non-employee directors in our common shares or cash. Approximately 1,400 employees and nine non-employee directors are currently eligible to participate in the 2012 Plan.

        The Committee will be permitted to delegate to officers of the Company the authority to perform administrative functions for the 2012 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.

  Awards

        Stock Options.    Incentive stock options, intended to qualify for special tax treatment in accordance with the Code, and non-qualified stock options, not intended to qualify for special tax treatment under the Code, may be granted for such number of common shares as the Committee determines. The Committee will be authorized to set the terms relating to a stock option, including exercise price and the time and method of exercise. The terms of incentive stock options will comply with the provisions of Section 422 of the Code. Awards may be granted alone, in tandem with or in exchange for any other Award.

        SARs.    A SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one common share on the date of exercise over the exercise price of the SAR set by the Committee as of the date of grant. Payment with respect to SARs may be made in cash or common shares as determined by the Committee.

        No Repricing/Maximum Term/Exercise Price.    The 2012 Plan specifically provides that the exercise price per share of stock options and SARs will not be less than the fair market value per share on the date of grant of the Award. The 2012 Plan also specifically provides that, unless the approval of shareholders is obtained, (i) outstanding stock options and SARs cannot be amended to lower their exercise price or exchanged for other stock options or SARs with lower exercise prices; (ii) outstanding stock options and SARs issued under the Plan with an exercise price in excess of the fair market value of the underlying common shares will not be exchanged for cash or other property and (iii) no other action will be taken with respect to stock options or SARs that would be treated as a repricing under applicable stock exchange rules. In addition, the term of stock options and SARs may not exceed 10 years.

        Maximum Annual Individual Grants.    During a calendar year, the maximum number of common shares with respect to which stock options and SARs may be granted to an eligible participant under the 2012 Plan will be 3,000,000 shares, subject to antidilution adjustments in the event of certain changes in the Company's capital structure.

        Restricted Shares.    Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a shareholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during any applicable restriction period.

        Restricted Share Units.    A restricted share unit will entitle the holder thereof to receive common shares or cash at the end of a specified deferral period. Restricted share units also will be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, restricted share units subject to restriction will be forfeited upon termination of employment during any applicable restriction period.

        Performance Shares/Performance Units.    Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period.

        Qualified Performance-Based Compensation Awards.    If the Company determines that an Award (other than a stock option or SAR) to be granted under the 2012 Plan should qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award will be contingent upon one or more of the following performance criteria as the Committee may deem appropriate: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, operating cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income or net profit margin; (9) Share price or total stockholder return; (10) book value or growth in book, economic book and/or intrinsic book value; (11) expense ratio; (12) operating income; (13) comprehensive income or pro forma net income; and (14) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries, Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives. Performance objectives may vary from employee to employee.

        Maximum Annual Individual Awards.    During a calendar year, the maximum number of common shares with respect to which restricted shares, restricted share units, performance shares, performance units and other share-based awards intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code to an eligible participant under the 2012 Plan will be 1,500,000 shares, subject to antidilution adjustments in the event of certain changes in the Company's capital structure. The maximum amount payable upon settlement of a cash-settled performance unit (or other cash-settled Award) granted under the 2012 Plan for any calendar year which is intended to qualify as performance-based compensation within Section 162(m) of the Code will not exceed $5,000,000.

        Dividend Equivalents/Other Share-Based Awards.    Dividend equivalents granted under the 2012 Plan will entitle the holder thereof to receive cash, common shares or other property equal in value to dividends paid with respect to a specified number of common shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. Dividend equivalents will not be paid with respect to any performance-based Awards prior to achievement of the performance goals. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, common shares, as deemed by the Committee to be consistent with the purposes of the 2012 Plan.

  Payment of Board Retainer Fees in Stock or Cash

        Under the 2012 Plan, each non-employee director will have the election to receive his annual retainer fee in the form of common shares instead of cash. Any shares so elected will be payable at the time cash retainer fees are otherwise payable to non-employee directors, and the number of shares distributed will be equal to 100% of the amount of the annual retainer fee otherwise payable on such payment date divided by the fair market value of a common share on such date. See "Proposal 1—Election of Directors—Director Compensation."

  Nontransferability

        Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative, provided that, if the Committee expressly so provides, an Award (other than incentive stock options) may be transferred by a participant to members of his or her immediate family or to a trust established for the exclusive benefit of solely one or more members of the participant's immediate family or to a partnership, limited liability company or other entity under which the only partners or equity holders are one or more members of the participant's immediate family.

  Capital Structure Changes

        In the event that the Committee determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, extraordinary distribution or share exchange, or other such change affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 2012 Plan, then the Committee will make such equitable changes or adjustments as it deems appropriate to (i) the number and kind of shares which may thereafter be issued under the 2012 Plan,

(ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award.

  Amendment and Termination

        The 2012 Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors at any time, in whole or in part without the approval of shareholders, except that an amendment will be subject to shareholder approval (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the common shares may then be listed or quoted or (ii) as it applies to incentive stock options, to the extent such shareholder approval is required under Section 422 of the Code. In addition, no amendment, alteration, suspension, discontinuation or termination of the 2012 Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. Unless earlier terminated, the 2012 Plan will expire February 28, 2022, and no further Awards may be granted thereunder after such date.

  Market Value

        The per share closing price of our common shares on March 22, 2012 was $36.13.

  Federal Income Tax Consequences

        The following is a summary of the United States federal income tax consequences of the 2012 Plan, based upon current provisions of the Code, the treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

        Stock Options.    In general, the grant of a stock option will not be a taxable event to the recipient and it will not result in a deduction to ACGL or any of its subsidiaries. The tax consequences associated with the exercise of a stock option and the subsequent disposition of common shares acquired on the exercise of such stock option depend on whether the stock option is a non-qualified stock option or an incentive stock option.

        Upon the exercise of a non-qualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the common shares received upon exercise over the exercise price. If the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the common shares will be capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income.

        Generally, upon the exercise of an incentive stock option, a participant will not recognize ordinary taxable income and no deduction will be available to ACGL, provided the stock option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 2012 Plan is exercised after these periods, the exercise will be treated for United States federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the 2012 Plan will be treated as a non-qualified stock option to the extent it (together with any other incentive stock options granted under other plans of ACGL and its subsidiaries) first becomes exercisable in any calendar year for common shares having a fair market value, determined as of the date of grant, in excess of $100,000.

        If common shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the stock option, any gain or loss will be long-term capital gain or loss. If common shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the participant will recognize ordinary income at the time of disposition, and, if the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the common shares at the date of exercise over the exercise price (or, in certain circumstances, the gain on sale, if less). Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the common shares have been held. Where common shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the common shares have been held.

        Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability for the year of exercise.

        Restricted Shares.    A participant who receives restricted shares will generally recognize ordinary income at the time they vest. The amount of ordinary income so recognized will be the fair market value of the common shares at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. If the participant is employed by a United States subsidiary, this amount will generally be deductible for United States federal income tax purposes by the subsidiary. Dividends paid with respect to common shares that are not vested will be ordinary compensation income to the participant (and generally deductible by an employer that is a United States subsidiary). Any gain or loss upon a subsequent sale or exchange of the common shares, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the common shares. The holding period for this purpose will begin on the date following the date the shares vest.

        In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and if the participant is employed by a United States subsidiary, the subsidiary will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to ACGL or any of its subsidiaries. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

        SARs and Other Awards.    With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other Awards under the 2012 Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the 2012 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for United States federal income tax purposes to an employer that is a United States subsidiary.

        Payment of Withholding Taxes.    ACGL may withhold, or require a participant to remit to ACGL or a subsidiary, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2012 Plan.

  Limitation on Deductibility

        Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the 2012 Plan) by a public company to a "covered employee" (i.e., the chief executive officer and three other most highly compensated executive officers of ACGL, other than the chief financial officer) to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs a covered employee. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent consistent with our compensation goals and programs, our executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The Committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

  Compliance with Sections 409A and 457A

        It is intended that the 2012 Plan and the Awards granted thereunder will either be exempt from or comply with Section 409A and 457A of the Code and any regulations and guidelines issued thereunder, and that the 2012 Plan and the Awards granted thereunder be interpreted on a basis consistent with such intent.

  New Plan Benefits

        No benefits have been received or allocated to any employee or non-employee director under the 2012 Plan and the Awards to be granted in the future are not currently determinable and, therefore, a "New Plan Benefits" table has not been included.

  Securities Authorized for Issuance under Equity Compensation Plans

        In October 2001, we adopted the Long Term Incentive Plan for New Employees ("New Employee Plan") to provide incentives to attract and motivate new hires in connection with the launch of our underwriting initiative. A total of 10,902,510 of such share awards were granted under the New Employee Plan. The New Employee Plan was not approved by our shareholders and was subsequently terminated in 2002, although a total of 1,207,500 share awards remain outstanding under the New Employee Plan as of December 31, 2011. For information about our equity compensation plans, see note 17, "Share-Based Compensation," of the notes accompanying our consolidated financial statements included in our 2011 Annual Report.

        The following information is as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options(1), Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Stock Options(1), Warrants and Rights (b)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,797,366		19.89	3,434,774
Equity compensation plans not approved by security holders	1,207,500	(2)	7.85	—

Total	9,004,866	(3)	18.28	3,434,774	(4)

(1)
Includes all vested and unvested stock options outstanding of 8,706,441 and restricted stock units outstanding of 298,425.

(2)
As of February 21, 2012, such stock options were exercised.

(3)
As of February 21, 2012, 7,422,852 vested and unvested stock options and 298,125 restricted stock units, respectively, were outstanding. Refer to "Introduction" of this Proposal 3 above for the status of Awards at February 21, 2012.

(4)
The remaining available for future issuance under our executive compensation plans may be issued in the form of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.

Required Vote

        The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for approval of the Arch Capital Group Ltd. 2012 Long Term Incentive and Share Award Plan.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ARCH CAPITAL GROUP LTD. 2012 LONG TERM INCENTIVE AND SHARE AWARD PLAN.

PROPOSAL 4—APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the Board of Directors proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of ACGL for the year ending December 31, 2012. PricewaterhouseCoopers LLP has served as ACGL's independent registered public accounting firm from our inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2012. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.

Principal Auditor Fees and Services

        The following table summarizes professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2011 and 2010.

	2011	2010
Audit Fees(1)	$3,844,896	$3,973,438
Audit Related Fees(2)	83,337	149,059
Tax Fees(3)	423,399	688,997
All Other Fees(4)	418,145	121,162

	$4,769,777	$4,932,656

(1)
"Audit Fees" consisted primarily of fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)
"Audit Related Fees" consisted of the audit of the Company's benefit plans and other audit services, which, in 2010, primarily related to International Financial Reporting Standards.

(3)
"Tax Fees" consisted primarily of fees for tax compliance, tax advice and tax planning.

(4)
"All Other Fees" consisted primarily of fees related to insurance regulatory compliance services and software licensing fees.

        The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP's independence. The audit committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

 Required Vote

        The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

 PROPOSAL 5—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") allows our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

        We have a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of our named executive officers. This compensation philosophy, and the compensation programs approved by the compensation committee of our Board of Directors, is central to our ability to attract, retain and motivate individuals who can achieve superior results. Our approach has resulted in our ability to attract and retain the executive talent necessary to guide us during all phases of the underwriting cycle.

        We are requesting shareholder approval of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in this proxy statement. This vote is not intended to address any one specific item of compensation, but instead the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

        This vote is advisory and therefore not binding on the Company, the compensation committee of the Board of Directors or the Board. The Board and the compensation committee value the views of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns and will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

 SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL GENERAL MEETING

        All proposals of security holders intended to be presented at the 2013 annual general meeting of shareholders must be received by the Company not later than November 26, 2012 for inclusion in our proxy statement and form of proxy relating to the 2013 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to the Secretary, Arch Capital Group Ltd., Wessex House, 5th Floor, 45 Reid Street, Hamilton HM 12, Bermuda.

        For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before February 7, 2013. Notices of intention to present proposals at next year's annual general meeting should be addressed to the Secretary, Arch Capital Group Ltd., Wessex House, 5th Floor, 45 Reid Street, Hamilton HM 12, Bermuda.

        In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days' notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.

        A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.

        Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011. Please direct such requests to Secretary, Arch Capital Group Ltd., Wessex House, 5th Floor, 45 Reid Street, Hamilton HM 12, Bermuda.

Appendix A

ARCH CAPITAL GROUP LTD.
2012 LONG TERM INCENTIVE AND SHARE AWARD PLAN

ARCH CAPITAL GROUP LTD.
2012 LONG TERM INCENTIVE AND SHARE AWARD PLAN

        1.    Purposes.    The purposes of the 2012 Long Term Incentive and Share Award Plan are to advance the interests of Arch Capital Group Ltd. and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.

        The Arch Capital Group Ltd. 2007 Long Term Incentive and Share Award Plan (the "2007 Plan") will, contingent on shareholder approval of this Plan, be merged with and into this Plan (as defined below) as of the Effective Date (as defined in Section 9(k) below). No additional grants will be made thereafter under the 2007 Plan. Outstanding grants under the 2007 Plan as of the Effective Date will continue in effect in accordance with their terms as in effect on the Effective Date (subject to such amendments as the Committee (as defined below) determines appropriate, consistent with the terms of the 2007 Plan), and the shares with respect to such outstanding grants will be issued or transferred under this Plan.

        2.    Definitions.    For purposes of the Plan, the following terms shall be defined as set forth below:

          "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

          "Award" means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, Other Share-Based Award or Director's Share granted to an Eligible Person under the Plan.

          "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          "Beneficiary" means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          "Board" means the Board of Directors of the Company.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

          "Committee" means the Compensation Committee of the Board, or such other Board committee or subcommittee (or the entire Board) as may be designated by the Board to administer the Plan.

          "Company" means Arch Capital Group Ltd., a corporation organized under the laws of Bermuda, or any successor corporation.

          "Director" means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

          "Director's Shares" means Shares granted to a Director as payment of the Director's annual retainer fee pursuant to the Director's election under Section 7 of the Plan.

          "Dividend Equivalent" means a right, granted under the Plan, to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares.

  Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

          "Eligible Person" means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, and (ii) any Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee, in connection with his or her hiring or retention prior to the date the employee first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested or exercisable prior to the date the employee first performs such services.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

          "Fair Market Value" means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the closing price per Share on the date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted thereon.

          "Full Value Awards" means Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Dividend Equivalents, Other Share-Based Awards and Director's Shares.

          "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          "NQSO" means any Option that is not an ISO.

          "Option" means a right, granted under Section 5(b), to purchase Shares.

          "Other Share-Based Award" means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

          "Participant" means an Eligible Person who has been granted an Award under the Plan.

          "Performance Share" means a performance share granted under Section 5(f).

          "Performance Unit" means a performance unit granted under Section 5(f).

          "Plan" means this 2012 Long Term Incentive and Share Award Plan.

          "Restricted Shares" means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

          "Restricted Share Unit" means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

          "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          "SAR" or "Share Appreciation Right" means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

          "Shares" means common shares, $.0033 par value per share, of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.

          "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        3.    Administration.

        (a)    Authority of the Committee.    The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

            (i)  to select Eligible Persons to whom Awards may be granted;

           (ii)  to designate Affiliates;

          (iii)  to determine the type or types of Awards to be granted to each Eligible Person;

          (iv)  to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

           (v)  to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, exchanged, or surrendered;

          (vi)  to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person; provided that such deferral shall be structured to be in compliance with Section 409A of the Code;

         (vii)  to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

        (viii)  to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

          (ix)  to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

           (x)  to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable; and

          (xi)  to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

        (b)    Manner of Exercise of Committee Authority.    The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law. Notwithstanding any provision of this Plan to the contrary, the Committee may grant Awards which are subject to the approval of the Board; provided that an Award shall be subject to Board approval only if the Committee expressly so states.

        (c)    Limitation of Liability.    Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company's independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

        (d)    Limitation on Committee's Discretion.    Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

        (e)    No Option or SAR Repricing Without Shareholder Approval.    Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of shareholders of the Company is obtained, (i) Options and SARs issued under the Plan shall not be amended to lower their exercise price, (ii) Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.

        (f)    Limitation on Committee's Authority Under 409A.    Anything in this Plan to the contrary notwithstanding, the Committee's authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.

        4.    Shares Subject to the Plan.

        (a)   Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance under the Plan shall be the sum of (i) 4,280,000, (ii) the number of Shares remaining available for grants of awards under the 2007 Plan (which plan will be merged into this Plan) as of the Effective Date; and (iii) the number of Shares subject to outstanding unvested, unexercised or unsettled grants under the 2007 Plan (which plan will be merged into this Plan) as of the Effective Date, which Shares shall be available to settle such outstanding grants made under the 2007 Plan; provided, however, that (I) no more than 50% of the Shares referred to in clauses (i) and (ii) above may be issued in connection with Full Value Awards (i.e., Awards other than Options or SARs), and (II) subject to adjustment as provided in Section 4(c) hereof, no more than 2,000,000 Shares may be issued as ISOs. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards (including any Awards granted under the 2007 Plan or under the Company's 2005 Long Term Incentive and Share Award Plan (the "2005 Plan"), which was previously merged into the 2007 Plan) are forfeited, cancelled, terminated, exchanged or surrendered or such Award (including any Awards granted under the 2007 Plan or the 2005 Plan) is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the applicable provisions of the Plan with respect to such Award (including any Awards granted under the 2007 Plan or the 2005 Plan) shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan in the same form (i.e., either (A) Full Value Awards or (B) Options or SARs) as the form of the Award that was forfeited settled, terminated, cancelled, exchanged or surrendered, as the case may be; provided, however, that Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, or (y) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options, SARs or other Awards. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised. Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options and SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 3,000,000 Shares and (ii) with respect to which Performance Shares, Performance Units, Restricted Shares, Restricted Share Units, or Other Share-Based Awards intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code may be granted during a calendar year to any Eligible Person under this Plan shall be 1,500,000 Shares.

        (b)   Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

        (c)   In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, (i) adjust any or all of (x) the number and kind of shares which may thereafter be issued under the Plan, (y) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (z) the exercise price, grant price, or purchase price relating to any Award, or (ii) provide for a distribution of cash or property in respect of any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise; provided further, however, that no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to be treated as deferred compensation pursuant to Section 409A of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that the Committee shall not have discretion to increase the amount of compensation payable under any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

        5.    Specific Terms of Awards.

        (a)    General.    Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.

        (b)    Options.    The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

          (i)    Exercise Price.    The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

          (ii)    Option Term.    The term of each Option shall be determined by the Committee, but such term shall not exceed ten years from the date of grant of the Option.

          (iii)    Time and Method of Exercise.    The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

          (iv)    ISOs.    The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

        (c)    SARs.    The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

          (i)    Right to Payment.    A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

          (ii)    Other Terms.    The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with a NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

        (d)    Restricted Shares.    The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

          (i)    Issuance and Restrictions.    Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions, if any, may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

          (ii)    Forfeiture.    Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during any applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

          (iii)    Certificates for Shares.    Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and, unless otherwise determined by the Committee, the Company shall retain physical possession of the certificate.

          (iv)    Dividends.    Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date, and subject to such conditions, as determined by the Committee, in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

        (e)    Restricted Share Units.    The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

          (i)    Award and Restrictions.    Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

          (ii)    Forfeiture.    Except as otherwise determined by the Committee at the date of grant or thereafter, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

          (iii)    Dividend Equivalents.    Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Share Unit shall be either (A) paid with respect to such Restricted Share Unit at the dividend payment date in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Share Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Share Units or other Awards, as the Committee shall determine.

        (f)    Performance Shares and Performance Units.    The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

          (i)    Performance Period.    The Committee shall determine a performance period (the "Performance Period") of one or more years or other periods and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon the performance criteria as the Committee may deem appropriate. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Awards for which different Performance Periods are prescribed.

          (ii)    Award Value.    At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.

          (iii)    Significant Events.    If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, in the case of any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

          (iv)    Forfeiture.    Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

          (v)    Payment.    Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing at the time determined by the Committee.

        (g)    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that unless otherwise determined by the Committee, Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of any underlying Awards to which they relate.

        (h)    Other Share-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a "bonus" and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

        6.    Certain Provisions Applicable to Awards.

        (a)    Stand-Alone, Additional, Tandem and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to the provisions of Section 3(e) hereof prohibiting Option and SAR repricing without shareholder approval, the per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate, or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

        (b)    Term of Awards.    The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of an ISO, such shorter period as may be applicable under Section 422 of the Code).

        (c)    Form of Payment Under Awards.    Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided that any such deferral shall be structured to be in compliance with Section 409A of the Code. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.

        (d)    Nontransferability.    Except as set forth below and except for vested Shares, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award agreement (at the time of grant or at any time thereafter), an Award (other than an ISO) granted hereunder may be transferred by a Participant to members of his or her "immediate family", to a trust established for the exclusive benefit of solely one or more members of the Participant's "immediate family", or to a partnership, limited liability company or other entity under which the only partners, members or equity holders are one or more members of the Participant's "immediate family." Any Award held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to the transfer, except that the Award will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family." means the Participant's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption. An Eligible Person's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person's creditors.

        (e)    Noncompetition.    The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of, the Company or its Affiliates.

        (f)    No Dividend Equivalents on Unvested Performance Awards.    Notwithstanding any provision of this Plan to the contrary, Dividend Equivalents shall not be paid with respect to Performance Shares, Performance Units or other Awards that vest based on achievement of performance objectives prior to the time the applicable performance objectives have been achieved.

        7.    Director's Shares.    Each Director may make an election in writing to receive the Director's annual retainer fees payable annually in the form of Shares instead of cash at least ten (10) days prior to the payment of such annual retainer fee. Any Shares elected shall be payable at the time cash retainer fees are otherwise payable, and the number of Shares distributed shall be equal to the amount of the annual retainer fee otherwise payable on such payment date divided by the Fair Market Value of a Share on such date. Notwithstanding the foregoing, a Director who is first elected or appointed to the Board may make an election under this Section 7 within 30 days of such election or appointment in respect of annual retainer fees payable after the date of the election. Any election made under this Section 7 shall remain in effect unless and until a new election is made in accordance with the provisions of this Section 7.

        8.    Performance Awards.

        (a)    Performance Awards Granted to Covered Employees.    If the Committee determines that an Award (other than an Option or SAR) to be granted to an Eligible Person should qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award (each, a "Performance Award") shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8(a).

          (i)    Performance Goals Generally.    The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(a). The performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, vested, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, vesting, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

          (ii)    Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units or lines of business of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, operating cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income or net profit margin; (9) Share price or total stockholder return; (10) book value or growth in book, economic book and/or intrinsic book value; (11) expense ratio; (12) operating income; (13) comprehensive income or pro forma net income; and (14) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries, Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

          (iii)    Performance Period; Timing for Establishing Performance Goals; Per-Person Limit.    Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 4(a) or Section 8(a)(v), as applicable.

          (iv)    Settlement of Performance Awards; Other Terms.    Settlement of such Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to the Participant in respect of a Performance Award subject to this Section 8(a). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances, consistent with the requirements to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, in which such Performance Awards shall be paid or forfeited in the event of termination of service of the Participant or other event (including a change in control) prior to the end of a performance period or settlement of such Performance Awards.

          (v)    Maximum Annual Cash Award.    The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under this Plan that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code for any calendar year to any Eligible Person shall not exceed $5,000,000.

        (b)    Written Determinations.    Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m) of the Code. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

        9.    General Provisions.

        (a)    Compliance with Legal and Trading Requirements.    The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under this Plan may be subject to such other restrictions on transfer as determined by the Committee.

        (b)    No Right to Continued Employment or Service.    Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee's or director's employment or service at any time.

        (c)    Taxes.    The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person's tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

        (d)    Changes to the Plan and Awards.    The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of shareholders of the Company is obtained, (i) Options and SARs issued under the Plan shall not be amended to lower their exercise price, (ii) Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.

        (e)    No Rights to Awards; No Shareholder Rights.    No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

        (f)    Unfunded Status of Awards.    The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

        (g)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

        (h)    Not Compensation for Benefit Plans.    No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

        (i)    No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. In the case of Awards to Eligible Persons, the Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

        (j)    Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.

        (k)    Effective Date; Plan Termination.    The Plan shall become effective as of May 9, 2012 (the "Effective Date"), subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on February 28, 2022.

        (l)    Section 409A.    Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A and Section 457A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Sections 409A or 457A of the Code or any damages for failing to comply with Sections 409A or 457A of the Code.

        (m)    Titles and Headings.    The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)[PLEASE SIGN WITHIN BOX] Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. WESSEX HOUSE, 5TH FLOOR 45 REID STREET HAMILTON HM 12, BERMUDA THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M42967-P20566 For All TO VOTE FOR ON ALL PROPOSALS MARK THIS BOX. (NO OTHER VOTE IS NECESSARY, NOR WILL IT BE RECOGNIZED.) The Board of Directors recommends you vote FOR the following: 1. To elect the nominees listed as Class II Directors of the Company for a term of three years. For Withhold For Withhold 1a. Eric W. Doppstadt 2u. Lin Li-Williams 1b. Constantine Iordanou 2v. Mark D. Lyons 1c. James J. Meenaghan 2w. Adam Matteson 1d. John M. Pasquesi 2x. David McElroy 2. To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries. 2y. Rommel Mercado 2a. Anthony Asquith 2z. Martin J. Nilsen 2b. Edgardo Balois 2aa. Mark Nolan 2ab. Nicolas Papadopoulo 2c. William E. Beveridge 2d. Dennis R. Brand 2ac. Elisabeth Quinn 2e. Peter Calleo 2ad. Maamoun Rajeh 2f. Knud Christensen 2ae. John F. Rathgeber 2g. Paul Cole 2af. Andrew Rippert 2h. Graham B.R. Collis 2ag. Paul S. Robotham 2i. William J. Cooney 2ah. Carla Santamaria-Seña 2j. Michael Feetham 2ai. Scott Schenker 2k. Stephen Fogarty 2aj. Søren Scheuer 2l. Elizabeth Fullerton-Rome 2ak. Budhi Singh 2m. Marc Grandisson 2al. Helmut Söhler 2n. Michael A. Greene 2am. Iwan van Munster 2o. John C.R. Hele 2an. Angus Watson 2p. David W. Hipkin 2ao. James R. Weatherstone 2q. W. Preston Hutchings The Board of Directors recommends you vote FOR the following proposals: Against For Abstain 2r. Constantine Iordanou 3. To approve the Arch Capital Group Ltd. 2012 Long Term Incentive and Share Award Plan as set forth in an appendix to, and described in, the proxy statement. 2s. Wolbert H. Kamphuijs 2t. Michael H. Kier 4. To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 5. Advisory vote to approve named executive officer compensation.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ARCH CAPITAL GROUP LTD. May 9, 2012 Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and 2011 Annual Report are available at www.proxyvote.com. Please mark, sign and date this proxy card on the reverse side and return promptly in the enclosed envelope. M42968-P20566 ARCH CAPITAL GROUP LTD. PROXY CARD FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 9, 2012 This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company"). The undersigned hereby appoints Constantine Iordanou and Dawna Ferguson as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 12, 2012, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 9, 2012 and any adjournment thereof, upon all matters that may properly come before the annual general meeting. All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual general meeting. The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and hereby revokes all previously granted proxies. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE. Address Changes/Comments: Continued and to be signed on reverse side